Exhibit 99.3

PRO FORMA VALUATION REPORT

SECOND-STEP CONVERSION

Equitable Financial Corp. | Grand Island, Nebraska

PROPOSED HOLDING COMPANY FOR:

Equitable Bank | Grand Island, Nebraska

Dated as of February 6, 2015

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

February 6, 2015

Boards of Directors

Equitable Financial MHC

Equitable Financial Corp.

Equitable Bank

113 North Locust Street

Grand Island, Nebraska 68802

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On February 24, 2015, the Boards of Directors of Equitable Financial MCH (the “MHC”) and Equitable Financial Corp. (“EQFC”) adopted a plan of conversion and reorganization whereby the MHC will convert to stock form.  As a result of the conversion, EQFC, which currently owns all of the issued and outstanding common stock of Equitable Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of Equitable Financial Corp. (“Equitable Financial” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Equitable Financial or the Company, unless otherwise identified as EQFC.  As of December 31, 2014, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 56.98% of the common stock (the “MHC Shares”) of EQFC.  The remaining 43.02% of EQFC’s common stock is owned by public stockholders.

It is our understanding that Equitable Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering.  Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of EQFC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended June 30, 2010 through June 30, 2014 and a review of various unaudited information and internal financial reports through December 31, 2014, and due diligence related discussions with the Company’s management; McGladrey LLP, the Company’s independent auditor; Cline William Wright Johnson & Oldfather, L.L.P., the Company’s conversion counsel; and Keefe, Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Equitable Financial operates and have assessed Equitable Financial’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Equitable Financial and the industry as a whole.  We have analyzed the potential effects of the stock conversion on Equitable Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Equitable Financial.  We have analyzed the assets held by the MHC, which will be consolidated with Equitable Financial’s assets and equity pursuant to the completion of the second-step conversion.  We have reviewed the economic and demographic characteristics of the Company’s primary market area.  We have compared Equitable Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in

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particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Equitable Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Equitable Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by Equitable Financial or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Equitable Financial.  The valuation considers Equitable Financial only as a going concern and should not be considered as an indication of Equitable Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Equitable Financial and for all thrifts and their holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Equitable Financial’s stock alone.  It is our understanding that there are no current plans for selling control of Equitable Financial following completion of the second-step conversion.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Equitable Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity.  After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.07%.  Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 43.02% to 42.95% and the MHC’s ownership interest was increased from 56.98% to 57.05%.

Valuation Conclusion

It is our opinion that, as of February 6, 2015, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of EQFC — was $21,034,880 at the midpoint, equal to 2,629,360 shares at $8.00 per share.  The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows:  $17,879,648 or 2,234,956 shares at the minimum, $24,190,112 or 3,023,764 shares at the maximum and $27,818,632 or 3,477,329 shares at the super maximum.

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Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $12,000,000 equal to 1,500,000 shares at $8.00 per share.  The resulting offering range and offering shares, all based on $8.00 per share, are as follows:  $10,200,000 or 1,275,000 shares at the minimum, $13,800,000 or 1,725,000 shares at the maximum and $15,870,000 or 1,983,750 shares at the super maximum,

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Boards of Directors of the MHC and EQFC have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company).  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.8247 shares of the Company’s stock for every one share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7010 at the minimum, 0.9484 at the maximum and 1.0907 at the super maximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Equitable Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Equitable Financial as of December 31, 2014, the date of the financial data included in the prospectus.  The proposed exchange ratio to be received by the current public stockholders of EQFC and the exchange of the public shares for newly issued shares of Equitable Financial’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and EQFC.  RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

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RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Equitable Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of Equitable Financial’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
Managing Director

Gregory E. Dunn
Director

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RP® Financial, LC.

TABLE OF CONTENTS

EQUITABLE FINANCIAL CORP.

EQUITABLE BANK

Grand Island, Nebraska

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Investment Services and Subsidiaries		I.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.4
Regional Economy		II.6
Unemployment Trends		II.7
Market Area Deposit Characteristics and Trends		II.8
Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

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TABLE OF CONTENTS

EQUITABLE FINANCIAL CORP.

EQUITABLE BANK

Grand Island, Nebraska

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1.	Financial Condition	IV.2
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.6
4.	Primary Market Area	IV.6
5.	Dividends	IV.8
6.	Liquidity of the Shares	IV.8
7.	Marketing of the Issue	IV.9
A.	The Public Market	IV.9
B.	The New Issue Market	IV.13
C.	The Acquisition Market	IV.16
D.	Trading in Equitable Financial’s Stock	IV.16
8.	Management	IV.17
9.	Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments		IV.17
Valuation Approaches		IV.18
1.	Price-to-Earnings (“P/E”)	IV.20
2.	Price-to-Book (“P/B”)	IV.20
3.	Price-to-Assets (“P/A”)	IV.22
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.23
Establishment of the Exchange Ratio		IV.24

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LIST OF TABLES

EQUITABLE FINANCIAL CORP.

EQUITABLE BANK
Grand Island, Nebraska

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.5
2.2	Primary Market Area Employment Sectors as of 2014	II.7
2.3	Unemployment Trends	II.7
2.4	Deposit Summary	II.8
2.5	Market Area Deposit Competitors as of June 30, 2014	II.9

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.15
4.4	Public Market Pricing Versus Peer Group	IV.21

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I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Equitable Bank (the “Bank”), founded in 1882, is a federally-chartered stock savings bank.  The Company is headquartered in Grand Island, Nebraska, where it maintains two full service branch offices and two drive through facilities. Grand Island is in south-central Nebraska approximately 150 miles west of Omaha and is located in Hall County.  Equitable Financial also maintains single branch locations in Omaha, which is located in Douglas County, and North Platt, which is located in Lincoln County.  North Platt is approximately 150 miles west of Grand Island.  The Bank is subject to regulation and oversight by the Office of the Comptroller of the Currency (the “OCC”).  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the FDIC.  Exhibit I-1 is a map of the Bank’s office locations.

Equitable Financial Corp. (“EQFC”) is the federally-chartered mid-tier holding company of the Bank and owns 100% of the outstanding common stock of the Bank.  EQFC was organized on November 8, 2005 and has since been engaged primarily in the business of holding the common stock of the Bank.  EQFC completed its initial public offering on November 8, 2005, pursuant to which it sold 1,421,226 shares or 43.10% of its outstanding common stock to the public, contributed 62,653 shares or 1.90% of its outstanding common stock to the Equitable Bank Charitable Foundation and issued 1,813,630 shares or 55.00% of its common stock outstanding to Equitable Financial MHC (the “MHC”).  The MHC and EQFC are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”).  At December 31, 2014, EQFC had total consolidated assets of $197.8 million, deposits of $164.9 million and equity of $20.5 million or 10.35% of total assets.  EQFC’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On February 24, 2015, the respective Board of Directors of the MHC and EQFC adopted a plan of conversion and reorganization (the “Plan of Conversion”), whereby the MHC will convert to stock form.  As a result of the conversion, EQFC, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a new Maryland

I.1

corporation with the name of Equitable Financial Corp. (“Equitable Financial” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will also hereinafter be referred to as Equitable Financial or the Company, unless otherwise identified as EQFC.  As of December 31, 2014, the MHC had a majority ownership interest of approximately 56.98% in, and its principal asset consisted of, 1,813,630 common stock shares of Equitable Financial (the “MHC Shares”).  The remaining 1,369,374 shares or approximately 43.02% of Equitable Financial’s common stock was owned by public shareholders.

It is our understanding that Equitable Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering.  Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of EQFC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

Equitable Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of consumers and businesses in the markets served by its branches and surrounding counties.  The Company has resumed a growth strategy in recent years, which was preceded by a period of asset shrinkage as credit quality deterioration negatively impacted earnings and eroded capital.  Asset growth has been primarily sustained through loan growth, pursuant to which the Company has emphasized the origination of commercial real estate loans and commercial business loans.  Operating in largely rural markets, with the exception of Omaha, agricultural related loans constitute a major component of the Company’s commercial lending activities. The origination of 1-4 family permanent mortgage loans is also an area of lending emphasis for the Company, although growth of the 1-4 family loan portfolio has been limited in recent years by the Company’s general philosophy of selling most originations of 1-4 family fixed rate loans for purposes of

I.2

managing interest rate risk.  Lending diversification by the Company also includes the origination of home equity loans and lines of credit, construction and land loans, and consumer loans.  The Company’s lending activities are supplemented with investments in securities, which comprise a much smaller portion of the Company’s interest-earning asset composition.  Mortgage-backed securities and municipal bonds comprise the Company’s current holdings of investment securities.  Assets are primarily funded by retail deposits generated through the branch network, with supplemental funding provided by borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk.

Equitable Financial’s earnings base is largely dependent upon net interest income and operating expense levels.  Overall, recent growth strategies facilitated higher net interest margins for the Company since fiscal 2013, as the concentration of loans comprising interest-earning assets has increased.  Operating expenses have been maintained at relatively high levels, which is in part attributable to asset shrinkage and resulting de-leveraging of operating expenses.  The Company experienced asset shrinkage from fiscal yearend 2010 through fiscal yearend 2012 and as of December 31, 2014 total assets were slightly higher than total assets at fiscal yearend 2010.  Also contributing to the Company’s relatively high operating expense ratio is diversification of products and services that generate revenues derived from sources of non-interest operating income sources, which have been a fairly significant contributor to the Company’s earnings.

Overall, implementation of the Company’s strategies has been effective in reducing problem assets and restoring profitability.  A key component of the Company’s business plan is to complete a second-step conversion offering.  The post-offering business plan of the Company is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise.  Accordingly, Equitable Financial will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in southeast and south-central Nebraska.

The capital realized from the stock offering will increase the Company’s operating flexibility and allow for continued growth of the balance sheet that will facilitate leveraging of operating expenses and increase earnings.  The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets.  The Company’s strengthened capital position will also provide more of a cushion against

I.3

potential credit quality related losses.  Equitable Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio.  The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Equitable Financial’s funding costs.  Additionally, Equitable Financial’s higher equity-to-assets ratio will enable the Company to pursue expansion opportunities.  Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would increase market penetration in the markets currently served by the Company or to gain a market presence into nearby complementary markets.  The Company will also be better positioned to pursue growth through acquisition of other financial institutions and/or financial service providers, given its strengthened capital position and ability to offer stock as consideration.  At this time, the Company has no specific plans for expansion.  The projected uses of proceeds are highlighted below.

•                  Equitable Financial.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•                  Equitable Bank.  Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Equitable Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half fiscal years.  Total assets declined from fiscal yearend 2010 through fiscal yearend 2012, which was followed by sustained asset growth through December 31, 2014.  Overall, the

I.4

Table 1.1

Equitable Fnancial Corp.

Historical Balance Sheet Data

													06/30/10-
													12/31/14
	At Fiscal Year Ended June 30,										At December 31,		Annual.
	2010		2011		2012		2013		2014		2014		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$190,356	100.00%	$171,026	100.00%	$165,485	100.00%	$166,729	100.00%	$182,234	100.00%	$197,798	100.00%	0.86%
Cash and cash equivalents	8,214	4.32%	15,052	8.80%	21,759	13.15%	19,556	11.73%	7,776	4.27%	16,681	8.43%	17.05%
Interest earning time deposits	1,734	0.91%	3,478	2.03%	2,135	1.29%	3,287	1.97%	1,250	0.69%	500	0.25%	-24.15%
Investment securities	6,219	3.27%	5,091	2.98%	3,247	1.96%	2,184	1.31%	4,525	2.48%	4,096	2.07%	-8.86%
Loans receivable, net	158,988	83.52%	131,494	76.89%	121,903	73.66%	127,049	76.20%	157,509	86.43%	165,203	83.52%	0.86%
FHLB stock	3,382	1.78%	3,439	2.01%	3,486	2.11%	2,587	1.55%	550	0.30%	550	0.28%	-33.21%

Deposits	135,354	71.11%	128,895	75.37%	125,128	75.61%	134,758	80.82%	149,763	82.18%	164,876	83.36%	4.48%
Borrowings	34,216	17.97%	22,963	13.43%	20,351	12.30%	11,578	6.94%	10,768	5.91%	10,870	5.50%	-22.49%

Equity	19,254	10.11%	17,985	10.52%	18,463	11.16%	18,718	11.23%	19,966	10.96%	20,480	10.35%	1.38%

Loans/Deposits		87.52%		86.26%		82.15%		84.03%		82.07%		78.28%

Full Service Banking Offices Open	4		4		4		4		4		4

(1)  Ratios are as a percent of ending assets.

Sources: Equitable Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

I.5

Company’s assets increased at an annual rate of 0.86% from fiscal yearend 2010 through December 31, 2014.  Asset growth during the period was largely due to loan growth and an increase in cash and cash equivalents, which was partially offset by a decline in investments and interest-earning time deposits.  Deposit growth funded` asset growth and the pay down of borrowings during the period covered in Table 1.1.  A summary of Equitable Financial’s key operating ratios for the past two and one-half fiscal years is presented in Exhibit I-3.

Equitable Financial’s loans receivable portfolio increased at a 0.86% annual rate from fiscal yearend 2010 through December 31, 2104, in which loan growth paralleled asset growth trends throughout the period covered in Table 1.1.  The Company’s same growth rates for assets and loans provided for no change in the loans-to-assets ratio equal to 83.52% at June 30, 2010 and at December 31, 2014.  Net loans receivable at December 31, 2014 totaled $165.2 million, versus $159.0 million at June 30, 2010.

Loan growth in recent years has been mostly attributable to growth of commercial real estate loans and commercial business loans, which comprise the two largest components of the Company’s loan portfolio composition.  Commercial real estate loans, which includes multi-family loans, comprise the largest segment of the loan portfolio and the concentration of commercial real estate loans increased from 37.18% of total loans at June 30, 2013 to 42.36% of total loans at December 31, 2014.  Comparatively, 1-4 family permanent mortgage loans decreased from 26.01% of total loans at June 30, 2013 to 21.92% of total loans at December 31, 2014 and over the same time period commercial business loans decreased from 27.46% of total loans to 24.14% of total loans.  Other areas of lending diversification have been less significant, consisting of construction and land loans equal to 3.88% of total loans at December 31, 2014 versus 1.89% of total loans at June 30, 2013, home equity loans and lines of credit equal to 5.71% of total loans at December 31, 2014 versus 5.17% of total loans at June 30, 2013 and consumer loans equal to 1.99% of total loans at December 31, 2014 versus 2.28% of total loans at June 30, 2013.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives.  It is anticipated that proceeds retained at the holding company level will primarily be invested into liquid funds held as a deposit at the Bank.  Since fiscal yearend 2010, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 7.74% of assets at fiscal yearend 2014 to a high of 18.51% of assets at fiscal yearend 2012.

I.6

As of December 31, 2014, cash and investments totaled $21.8 million or 11.03% of assets.  Municipal bonds totaling $3.1 million comprised the largest portion of the Company’s investment portfolio at December 31, 2014, with the balance of investment portfolio consisting of $1.0 million of mortgage-backed securities.  The mortgage-backed securities portfolio consists of securities that are guarantee by Government Sponsored Enterprises (“GSEs”) or U.S. Government agencies.  As of December 31, 2014, the Company maintained $3.4 million of investment securities as held-to-maturity and $658,000 of investment securities as available-for-sale.  The available-for-sale portfolio had a net unrealized loss of $4,000 at December 31, 2014.  Exhibit I-4 provides historical detail of the Company’s investment portfolio.  As of December 31, 2014, the Company also held $500,000 of interest-earning time deposits with other banks, $16.7 million of cash and cash equivalents and $550,000 of FHLB stock.

Over the past five and one-half fiscal years, Equitable Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows.  From fiscal yearend 2010 through December 31, 2014, the Company’s deposits increased at a 4.48% annual rate.  Deposit growth paralleled asset growth trends, with deposits declining from fiscal yearend 2010 through fiscal yearend 2012 followed by sustained deposit growth through December 31, 2014.  Overall, deposits increased from $135.4 million or 71.11% of assets at fiscal yearend 2010 to $164.9 million or 83.36% of assets at December 31, 2014.  Transaction and savings account deposits constitute the largest concentration of the Company’s deposits and have been the primary source of the Company’s deposit growth in recent years.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk.  From fiscal yearend 2010 through December 31, 2014, the Company’s balance of borrowings ranged from a low of $10.8 million or 5.91% of assets at fiscal yearend 2014 to a high of $34.2 million or 17.97% of assets at fiscal yearend 2010.  As of December 31, 2014, borrowing held by the Company totaled $10.9 million or 5.50% of assets.  Overall, borrowings decreased at a 22.49% annual rate from fiscal yearend 2010 through December 31, 2014.  FHLB advances constitute the primary source of borrowings utilized by the Company, while on a more limited basis repurchase agreements have been utilized as a source of borrowings for the Company.

The Company’s equity increased at a 1.38% annual rate from fiscal yearend 2010 through December 31, 2014.  Capital growth was largely realized through retention of earnings, partially offset by a net loss reported during fiscal 2011.  Overall, capital growth combined with a

I.7

slightly lower rate of asset growth provided for a slight increase in the Company’s equity-to-assets ratio from 10.11% at fiscal yearend 2010 to 10.35% at December 31, 2014.  All of the Company’s capital is tangible capital and Equitable Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2014.  The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities.  At the same time, the significant increase in Equitable Financial’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years and for the twelve months ended December 31, 2014.  The Company’s reported earnings over the past five and one-half years ranged from a net loss of $1.3 million or 0.74% of average assets during fiscal 2011 to net income of $1.3 million or 0.75% of average assets during fiscal 2014.  For the twelve months ended December 31, 2014, the Company reported net income of $1.0 million or 0.57% of average assets.  Net interest income and operating expenses represent the primary components of the Company’s earnings.  Non-interest operating income has been a relatively strong contributor to the Company’s earnings, while loan loss provisions have had a varied impact on the Company’s earnings over the past five and one-half fiscal years.  Non-operating income typically has not been a factor in the Company’s earnings over the past five and one-half fiscal years.

Over the past five and one-half fiscal years, the Company’s net interest income to average assets ratio ranged from a low of 2.80% during fiscal 2013 to a high of 3.40% during fiscal 2014.  For the twelve months ended December 31, 2014, the Company’s net interest income to average assets ratio declined slightly to 3.27%.  The increase in the Company’s net interest income ratio since fiscal 2013 has been related to an increase in the average yield earned on interest-earning assets, which was facilitated by loan growth.  Lower funding costs have also contributed to the increase in the Company’s net interest income ratio since fiscal 2013.  Overall, the Company’s interest rate spread increased from 3.00% during fiscal 2013 to 3.49% during the six months ended December 31, 2014, which was lower than the comparable year ago period interest spread of 3.83%.  The narrowing of the Company’s interest rate spread over the past year has been the result of a more significant decrease in the yield earned on interest-earning assets relative to the decrease in funding costs.  Equitable Financial’s net

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Table 1.2

Equitable Financial Corp.

Historical Income Statements

For the Fiscal Year Ended June 30,	For the 12 Months
2010	2011	2012	2013	2014	Ended 12/31/14
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$9,743	4.94%	$8,412	4.92%	$7,030	4.18%	$6,065	3.59%	$6,910	3.99%	$7,111	3.85%
Interest expense	(4,069)	-2.06%	(2,852)	-1.67%	(1,803)	-1.07%	(1,324)	-0.78%	(1,013)	-0.58%	(1,078)	-0.58%
Net interest income	$5,674	2.87%	$5,560	3.25%	$5,227	3.11%	$4,741	2.80%	$5,897	3.40%	$6,033	3.27%
Provision for loan losses	(1,421)	-0.72%	(2,963)	-1.73%	(148)	-0.09%	97	0.06%	681	0.39%	(235)	-0.12%
Net interest income after provisions	$4,253	2.15%	$2,597	1.52%	$5,079	3.02%	$4,838	2.86%	$6,578	3.80%	$5,798	3.14%

Non-interest operating income	$1,737	0.88%	$2,484	1.45%	$1,871	1.11%	$2,306	1.36%	$1,917	1.11%	$2,192	1.19%
Gain on sales of loans, net	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Non-interest operating expense	(6,417)	-3.25%	(7,054)	-4.12%	(6,224)	-3.70%	(6,521)	-3.86%	(6,926)	-4.00%	(6,914)	-3.74%
Net operating income	$(427)	-0.22%	$(1,973)	-1.15%	$726	0.43%	$623	0.37%	$1,569	0.91%	$1,076	0.58%

Non-Operating Income
Gain(loss) on sale of securities	$254	0.13%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Net non-operating income	$254	0.13%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%

Net income before tax	$(173)	-0.09%	$(1,973)	-1.15%	$726	0.43%	$623	0.37%	$1,569	0.91%	$1,076	0.58%
Income tax provision	144	0.07%	700	0.41%	(226)	-0.13%	(226)	-0.13%	(269)	-0.16%	(28)	-0.02%
Net income (loss)	$(29)	-0.01%	$(1,273)	-0.74%	$500	0.30%	$397	0.23%	$1,300	0.75%	$1,048	0.57%

Adjusted Earnings
Net income	$(29)	-0.01%	$(1,273)	-0.74%	$500	0.30%	$397	0.23%	$1,300	0.75%	$1,048	0.57%
Add(Deduct): Net gain/(loss) on sale	(254)	-0.13%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Tax effect (2)	93	0.05%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Adjusted earnings	$(190)	-0.10%	$(1,273)	-0.74%	$500	0.30%	$397	0.23%	$1,300	0.75%	$1,048	0.57%

Expense Coverage Ratio (3)	0.88	x	0.79	x	0.84	x	0.73	x	0.85	x	0.87	x
Efficiency Ratio (4)	86.67%	87.66%	87.68%	92.79%	88.69%	83.86%
Effective tax rate	83.24%	35.48%	31.13%	36.28%	17.14%	2.60%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 36.5% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding non-operating gains).

Sources:  Equitable Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

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interest rate spreads and yields and costs for the past two and one-half fiscal years are set forth in Exhibit I-5.

Non-interest operating income as a percent of average assets has been a notable contributor to the Company’s earnings, ranging from a low of $1.7 million or 0.88% of average assets during fiscal 2010 to a high of $2.5 million or 1.45% of average assets during fiscal 2011.  For the twelve months ended December 31, 2014, non-interest operating income equaled $2.2 million or 1.19% of average assets.  Service charges on deposit accounts, commissions and fees earned on wealth management and brokerage services and loan sale gains are the primary contributors to the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings , which have been maintained at a relatively high level as a percent of average assets.  Over the past five and one-half fiscal years, operating expenses as a percent of average assets ranged from a low of 3.25% during fiscal 2010 to a high of 4.12% during fiscal 2011.  For the twelve months ended December 31, 2014, operating expenses amounted to $6.9 million or 3.74% of average assets.  Comparatively, operating expenses were $6.4 million during fiscal 2010.  Factors contributing to the Company’s relatively high operating expense ratios have been the lack of asset growth to facilitate leveraging of operating expenses and the increase in staffing and other administrative expenses associated with diversification into products and services that generate revenues derived from sources of non-interest operating income.  This includes the Company’s wealth management business, which had $142.6 million of assets under management at December 31, 2014.  The Company also maintained an off-balance sheet portfolio of loans serviced for others with a total balance of $88.5 million at December 31, 2014.  Accordingly, due to the increase in staffing needs resulting from the Company’s diversification of products and services, the Company maintains a relative low ratio of assets per employee.  As of December 31, 2014, the Company’s ratio of assets per full time equivalent employee equaled $2.9 million versus $6.0 million for all publicly-traded thrifts.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2010 reflect stability in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses).  Equitable Financial’s expense coverage ratio equaled 0.88 times during fiscal 2010 and 0.87 times for the twelve months ended December 31, 2014.  Likewise, Equitable Financial’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 86.67%

I.10

during fiscal 2010 was similar to its efficiency ratio of 83.86% during the twelve months ended December 31, 2014.

Over the past five and one-half fiscal years, loan loss provisions established by the Company have had a varied impact on the Company’s earnings ranging from $3.0 million or 1.73% of average assets during fiscal 2011 to a credit to loan loss provisions of $681,000 or 0.39% of average assets during fiscal 2014.  For the twelve months ended December 31, 2104, the Company recorded loan loss provisions of $235,000 or 0.12% of average assets.  The significant reduction in the amount of loan loss provisions established since fiscal 2011 has been facilitated by improving credit quality trends, including a decline in non-performing assets and lower net charge-offs.  As of December 31, 2014, the Company maintained valuation allowances of $2.4 million, equal to 1.44% of total loans and 279.74% of non-accruing loans.  Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past two and one-half fiscal years.

With the exception of fiscal 2010, non-operating income and losses have not been a factor in the Company’s earnings over the past five and one-half fiscal years.  During fiscal 2010, the Company reported a gain on the sale of investment securities of $254,000 or 0.13% of average assets.

The Company’s effective tax rate ranged from 2.60% during the twelve months ended December 31, 2014 to 83.24% during fiscal 2010.  As set forth in the prospectus, the Company’s effective marginal tax rate is 36.50%.

Interest Rate Risk Management

As of December 31, 2014, the Bank’s interest rate risk analysis (see Exhibit I-7) indicated that that a 2.0% instantaneous and sustained increase in interest rates would result in a 4.7% increase in the Bank’s economic value of equity (“EVE”).  The percentage change in the Bank’s EVE was within policy limits.

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Company manages interest rate risk from the asset side of the balance sheet through selling originations of 1-4 family fixed rate loans to the secondary market, originating 1-4 family ARM loans for investment, significant diversification into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of shorter term

I.11

fixed rate loans, fixed rate loans with a shorter term balloon provision and variable rate loans.  As of June 30, 2014, ARM loans comprised 31.56% of the dollar amount of all fixed rate and adjustable rate loans due after June 30, 2015 (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and extending maturities of certificates of deposit (“CDs”) through offering attractive rates on certain CDs with terms of more than one year.  Transaction and savings account deposits comprised 70.06% of the Company’s total deposits at December 31, 2014.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have emphasized the origination of commercial real estate loans and commercial business loan, which constitute the largest concentrations of the Company’s loan portfolio..  While the origination of 1-4 family permanent mortgage loans continues to be a significant lending activity for the Company, the concentration of 1-4 family loans held in the portfolio has declined in light of the Company’s current philosophy of selling most fixed rate loan originations to the secondary market.  Other areas of lending diversification for the Company include home equity loans and lines of credit, construction and land loans, and consumer loans.  Going forward, the Company’s lending strategy is expected to remain consistent with recent historical trends.  The Company’s general lending philosophy has been to limit its lending activities to local and familiar markets.  Exhibit I-9 provides historical detail of Equitable Financial’s loan portfolio composition over the past two and one-half fiscal years.  Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2014.

Commercial Real Estate Loans  Commercial real estate loans consist largely of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area.  The commercial real estate loan portfolio also includes a small balance of purchased loan participations.  Currently, the Company’s lending philosophy is to limit loan generation to loans that are originated directly by the Company.  Equitable Financial generally

I.12

originates commercial real estate loans up to a loan-to-value (“LTV”) ratio of 70.0% and generally requires a minimum debt-coverage ratio of 1.25 times.  Commercial real estate loans are generally originated as 3 to 5 year balloon loans with terms of up to 20 years and are typically indexed to the corresponding FHLB of Topeka advance rate.  Agricultural real estate loans constitute the largest segment of the Company’s commercial real loan portfolio, which are loans to finance the acquisition, development or refinancing of loans secured by farm land.  As of December 31, 2014, the Company’s outstanding balance of agricultural real estate loans totaled $19.5 million.  Other properties securing the commercial real estate loan portfolio include apartments, hotels, restaurants, office buildings, owner-occupied offices, nursing homes and retail properties.  As of December 31, 2014, the Company’s outstanding balance of commercial real estate loans totaled $70.8 million equal to 42.36% of total loans outstanding.

Commercial Business Loans  The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area.  Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.  Agricultural operating loans constitute the major portion of the Company’s commercial business loan portfolio, which are comprised of operating lines of credit to fund crop and livestock operating expenses and term loans to fund the purchase of equipment, machinery and breeding stock.  Operating lines of credit are one year floating rate loans, while term loans are fixed rate loans generally extended for terms of 80.0% of the useful life of the asset securing the loan or seven years, whichever is less.  As of December 31, 2014, the Company’s outstanding balance of agricultural operating loans totaled $25.7 million.  Commercial business loans other than agricultural operating loans consist mostly of loans secured by business assets such as accounts receivable, inventory, furniture and fixtures, and equipment.  Commercial business loans are offered with comparable terms as offered for agricultural operating loans.  As of December 31, 2014, Equitable Financial’s outstanding balance of commercial business loans equaled $40.3 million or 24.14% of total loans outstanding.

1-4 Family Residential Loans.  Equitable Financial offers both fixed rate and adjustablee rate 1-4 family permanent mortgage loans, with most current originations consisting of fixed rate loans reflecting high demand for such loans in the low interest rate environment that has prevailed in recent years.  Loans are underwritten to secondary market guidelines, as the

I.13

Company’s current philosophy has been to sell originations of conforming fixed rate loans into the secondary market.  Loans are generally sold on a servicing retained basis.  Adjustable rate loans offered by the Company have initial repricing terms of one, three or five years and then reprice annually for the balance of the loan term.  Adjustable rate loans are indexed to the one year Constant Maturity U.S. Treasury index.  As of December 31, 2014, the Company’s outstanding balance of 1-4 family residential loans totaled $36.6 million or 21.92% of total loans outstanding.

Home Equity Loans and Lines of Credit.  The Company’s 1-4 family lending activities include home equity loans and lines of credit.  Home equity loans are originated as fixed rate loans with a five year balloon provision or adjustable rate loans with an initial repricing term of five years and then reprice annually for the balance of the loan terms.  Home equity loans are offered with amortization terms of up to 15 years.  Home equity lines of credit are offered as floating rate loans or three year fixed rate loans.  Fixed rate home equity lines of credit are interest only loans.  The Company will originate home equity loans and lines of credit up to a maximum LTV ratio of 85.0%, inclusive of other liens on the property.  If the Company hold the first mortgage on the residence, home equity of lines of credit may be originated up to a LTV ratio of 90.0%, inclusive of other liens on the property.  As of December 31, 2014, the Company’s outstanding balance of home equity loans and lines of credit totaled $9.5 million or 5.71% of total loans outstanding.

Construction and Land Loans.  Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial properties.  The Company’s 1-4 family construction lending activities consist of one year interest only loans to individuals and, to a lesser extent builders, to finance the construction of residential dwellings.  Residential construction loans are originated up to a LTV ratio of 80.0%.  Commercial real estate construction loans are originated as interest only loans during the construction phase for up to an 18 month period and up to a maximum LTV ratio of 70.0%.  Land loans consist of properties acquired for residential development and are extended up to a maximum LTV ratio of 65.0%.  Land loans are generally offered as fixed rate loans with terms of up to three years.  As of December 31, 2014, Equitable Financial’s outstanding balance of construction and land loans totaled $6.5 million or 3.88% of total loans outstanding

Consumer Loans  The Company’s diversification into consumer lending has been limited, with such loans generally consisting of automobile loans and other installment loans,

I.14

loans secured by deposits and unsecured personal loans.  As of December 31, 2014, Equitable Financial’s outstanding balance of consumer loans equaled $3.3 million or 1.99% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities over the past two and one-half fiscal years.  Total loans originated increased from $150.6 million in fiscal 2013 to $165.3 million in fiscal 2014.  Loans originated for the six months ended December 31, 2014 totaled $87.5 million, versus total loan originations of $81.4 million for the six months ended December 31, 2013.  Commercial real estate loans and commercial business loans accounted for most of the increase in loan originations during fiscal 2014, which was partially offset by a decrease in 1-family loans originations.  An increase in 1-4 family loan originations accounted for most of the increase in originations for the six months ended December 31, 2014, as compared to the year ago six month period.  Loans sold during the past two and one-half fiscal years totaled $59.4 million, while loans purchased over the past two and one-half fiscal years totaled $2.5 million.  Loan originations and purchases exceeded principal repayments, loans sold, loan charge-offs and loans transferred to foreclosed assets during the past two fiscal years and during the six months ended December 31, 2014, as net loans receivable increased from $121.9 million at fiscal yearend 2012 to $165.2 million at December 31, 2014.

Asset Quality

Historically, the Company’s lending emphasis on lending in local and familiar markets generally supported maintenance of relatively favorable credit quality measures.  However, with the onset of the national recession and bursting of the housing bubble in 2008, the Company experienced elevated levels of problems assets.  Most of the deterioration in the Company’s credit quality was related to loan participations purchased by the Company, which were secured by properties located outside of the Company’s lending markets such as Las Vegas.  The Company no longer purchases out-of-state loan participations.  Over the past two and one-half fiscal years, Equitable Financial’s balance of non-performing assets trended lower from a high of $6.4 million or 3.85% of assets at fiscal yearend 2013 to a low of $1.2 million or 0.61% of assets at December 31, 2014.  The relatively high balance of non-performing assets at fiscal yearend 2013 consisted mostly of non-accruing construction and land loans ($2.4 million) and foreclosed commercial real estate loans ($1.6 million).  As shown in Exhibit I-12, non-performing assets at December 31, 2014 consisted of $859,000 of non-accruing loans and $351,000 of foreclosed assets.  Non-accruing 1-4 family permanent mortgage loans comprised the largest

I.15

concentration of the non-performing loan balance, accounting for $525,000 or 61.12% of total non-accruing loans at December 31, 2014.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Classified assets are reviewed monthly by senior management and the Board.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  As of December 31, 2014, the Company maintained loan loss allowances of $2.4 million, equal to 1.44% of total loans outstanding and 279.74% of non-performing loans.  It should be noted that in January 2015, the Company recorded an $855,000 recovery on one of its loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2014 deposits accounted for 93.81% of the Company’s combined balance of deposits and borrowings.  Exhibit I-13 sets forth the Company’s deposit composition for the past two and one-half fiscal years.  Transaction and savings account deposits comprised 70.06% of total deposits at December 31, 2014, as compared to 67.22% of total deposits at June 30, 2013.  The increase in the concentration of core deposits comprising total deposits since fiscal yearend 2013 was primarily realized through growth of core deposits and, to a lesser extent, a decrease in CDs.  The largest source of core deposit growth since fiscal yearend 2013 has been interest-bearing NOW account deposits, followed by growth of money market account deposits.  As of December 31, 2014, money market account deposits comprised the largest concentration of the Company’s core deposits equal to 24.68% of total deposits and 35.22% of core deposits.

The balance of the Company’s deposits consists of CDs, which equaled 29.94% of total deposits at December 31, 2014 compared to 32.78% of total deposits at June 30, 2013.  Equitable Financial’s current CD composition reflects a slightly higher concentration of short-term CDs (maturities of one year or less).  The CD portfolio totaled $49.4 million at December 31, 2014 and $28.9 million or 58.61% of the CDs were scheduled to mature in one year or less.  Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of December 31, 2014.  As of December 31, 2014, jumbo CDs (CD accounts with balances of $100,000 or more)

I.16

amounted to $19.4 million or 39.31% of total CDs.  The Company held $2.2 million of brokered CDs at December 31, 2014.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk.  Borrowings totaled $10.9 million at December 31, 2014 and consisted of variable rate FHLB advances with remaining maturities of less than two years.  At December 31, 2014, the weighted average interest rate on the FHLB advances was 0.31%.  Exhibit I-15 shows the Company’s borrowing activities over the past two and one half fiscal years.

Investment Services and Subsidiaries

The Bank provides wealth management advisory services through Equitable Wealth Management, which is operated as a division of the Bank.  As of December 31, 2014, Equitable Wealth Management maintained $142.6 million of assets under management.

The Bank also offers broker-dealer services through SII Investments, Inc., which offers non-deposit investment products to the Bank’s customers.  The Bank receives a portion of the commissions generated by SII Investments from sales to customers, which consist primarily of mutual funds and annuities.

Equitable Financial’s only direct subsidiary is the Bank and the Bank has no subsidiaries.

Legal Proceedings

Periodically, the Company has been involved in routine legal proceedings in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company’s financial condition, results of operations and cash flows.

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II. MARKET AREA

Introduction

The Company is headquartered in Grand Island, Nebraska, where it maintains two full service branch offices and two drive through facilities. Grand Island is in south-central Nebraska approximately 150 miles west of Omaha and is located in Hall County.  Equitable Financial also maintains single branch locations in Omaha, which is located in Douglas County, and North Platt, which is located in Lincoln County.  North Platt is approximately 150 miles west of Grand Island.  Exhibit II-1 provides information on the Company’s office properties.

Future growth opportunities for the Company depend on the future growth and stability of the local and national economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends.  In assessing national economic trends over the past few quarters, the employment report for July 2014 showed job growth slowing more than expected, as 209,000 jobs were added in July and the unemployment rate for July edged up to 6.2%.  Both manufacturing and non-manufacturing activity expanded at slightly higher rates in July compared to June’s readings.  Signs of the recovery in housing gaining traction were indicated by month-over-month increases for July housing starts and sales of existing homes, although new home sales declined from to June to July.  Aided by strong sales of aircraft, durable-goods orders jumped by more than 22% in July compared to June.  Manufacturing activity expanded at a faster rate in August, while service sector activity growth eased in August.  The employment report for August showed only 142,000 jobs were added, which was the smallest increase in eight months.  However, the unemployment rate for August edged down to 6.1%, as more people dropped out of the labor force.  In contrast to July, housing starts and existing home sales showed month-over-month declines in August, while new home sales were up solidly in August compared to July.  After posting a significant increase in July, orders for durable-goods were down by more than 18% in August.  The growth rates for manufacturing and service sector

II.1

activity slowed slightly in September.  A stronger-than-expected 248,000 jobs were added to the U.S. economy in September and the September unemployment rate declined to a six-year low of 5.9%.  September retail sales were down 0.3% compared to the prior month, while September housing starts showed a 6.3% increase compared to August and sales of existing homes climbed 2.4% in September.  New home sales edged up 0.2% in September compared to August.  Durable-goods orders fell 1.3% from August to September.  Third quarter GDP came in at a 3.5% annual growth rate, which was driven by an increase in military spending.

U.S employers added 214,000 jobs in October 2014, which provided for a decline in the national unemployment rate to 5.8%.  Manufacturing activity expanded at a faster rate in October compared to September, while the rate of expansion for the service sector declined slightly from September to October.  Retail sales rose 0.3% in October after declining 0.3% in September.  October existing home sales jumped to their highest level in more than a year, rising 1.5% from September.  Comparatively, new home sales increased 0.7% from September to October.  The pace of manufacturing and service sector activity both eased slightly in November compared to October.  U.S. employers added 321,000 jobs in November, which was the most in one month since January 2012.  The November unemployment rate was unchanged at 5.8% and wage growth showed a slight pick-up in November.  Retail sales rose 0.7% in November from October, as retailers got a boost from a sharp drop in gasoline prices.  November existing and new home sales declined 6.1% and 1.5%, respectively, from October.  Manufacturing and service activity slowed further in December, with service sector activity slipping to a six month low.  Employers added 252,000 jobs in December and the December unemployment rate dipped to 5.6%.  December retail sales fell 0.9% compared to November, which was largely related to a decline in gasoline spending due to falling oil prices.  New and existing home sales rebounded in December, with respective increases of 11.6% and 2.4% compared to the previous month.  Comparatively, durable goods orders for December fell 3.4% from November and fourth quarter GDP increased at an annual rate of 2.6% compared to a third quarter annual growth rate of 5.0%.

Manufacturing activity for January 2015 declined to its lowest level in a year with an index reading of 53.5 compared to 55.1 for December 2014, as slow global growth started to weigh on demand for goods made in the U.S.  Comparatively, service sector activity edged up slightly in January 2015 with an index reading of 56.7 compared to 56.5 for December 2014.  U.S. job growth showed a solid increase of 257,000 jobs in January 2015, although the unemployment rate for January edged up to 5.7%.

II.2

In terms of interest rates trends over the past few quarters, better-than-expected job growth reflected in the June employment report contributed to long-term Treasury yields increasing slightly at the start of the third quarter of 2014.  Treasury yields eased lower in mid-July, as investors moved to safer assets on news that a jet was shot down over eastern Ukraine.  The 10-year Treasury yield hovered around 2.50% through the end of July.  The policy statement from the Federal Reserve’s end of July meeting indicated that the Federal Reserve would remain patient about raising interest rates and monthly bond purchases by the Federal Reserve would be scaled back by another $10 billion to $25 billion per month.  Weaker than expected job growth reflected in the July employment report and turmoil in the Mideast and Ukraine contributed to long-term Treasury yields edging lower in early-August.  Low inflation readings and mixed economic data provided for a stable interest rate environment through early-September.  Long-term Treasury yields edged higher ahead of the mid-September meeting of the Federal Reserve, with the yield on the on the 10-year Treasury approximating 2.60%.  The Federal Reserve concluded its mid-September by maintaining “considerable time” phrasing with respect to its stance on keeping short-term interest rates near zero and concluded its bond buying program with $15 billion of purchases in October.

Treasury yields dipped lower at the start of the fourth quarter of 2014, as investors moved into safe haven investments amid heightened concerns that slowing economic growth in Europe would negatively impact corporate earnings for the third quarter.  Heightened volatility in the stock market sustained the bond rally into mid-October.  Treasury yields remained fairly stable through the balance of October and the first half of November, as the Federal Reserve concluded its late-October session with a policy statement that confirmed the end of quantitative easing and reaffirmed its commitment to keep interest rates low for the foreseeable future.  The Federal Reserve’s policy statement also included a brighter economic outlook.  A sharp decline in oil prices and more signs of economic weakness in Europe and Japan served to push long-term Treasury yields lower during the first half of December, which was followed by relatively stable interest rates during the balance of 2014.

The 10-year Treasury yield dipped below 2.0% in early-January 2015 and continued to trend lower into mid-January, as investors moved into safe haven investments amid heightened concerns over global economic growth and an increase in financial market turmoil.  Long-term Treasury yields continued to edge lower through the end of January, as investors took into consideration economic data suggesting that the economic recovery was losing momentum and indications from the Federal Reserve that it would keep its target rate near zero until at least

II.3

mid-year.  A jump in oil prices and the strong job growth reflected in the January employment report pushed long-term Treasury yields higher in the first week of February, as expectations increased that the Federal Reserve would raise rates in mid-2015.  As of February 6, 2015, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.26% and 1.95%, respectively, versus comparable year ago yields of 0.13% and 2.73%.  Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2015, GDP growth was projected to come in at 2.6% in 2014 and increase to 3.0% in 2015.  The unemployment rate was forecasted to decline to 5.2% in December 2015.  An average of 240,000 jobs were projected to be added per month during 2015.  On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the earliest and the 10-year Treasury yield would increase to 2.87% at the end of 2015.  The surveyed economists also forecasted home prices would rise 4.1% in 2015 and housing starts were forecasted to continue to trend slightly higher in 2015.

Market Area Demographics

Table 2.1 presents information regarding demographic trends for the Company’s market area counties from 2010 to 2014 and projected through 2019.  Data for the nation and the state of Nebraska is included for comparative purposes.  The data indicates that the primary market area counties of Hall and Lincoln Counties are somewhat rural in nature, with relatively small populations of 61,000 and 36,000, respectively.  Douglas County, which includes the city of Omaha, is the most populous county in the state of Nebraska with a population of 540,000.  For the 2010 to 2014 period, Hall and Douglas Counties’ populations experienced higher annual growth rates than the comparable state and national growth rates.  Comparatively, Lincoln County experienced a decline in population during the 2010 to 2014 period.

Over the next five years, population growth trends for the market area counties are projected to remain fairly consistent with growth trends experienced during the 2010 to 2014 period.  Household growth trends paralleled population growth trends, as historical household growth rates for Hall and Douglas Counties exceeded the state and national growth rates, while the number of households in Lincoln County declined slightly from 2010 to 2014.

II.4

Table 2.1

Equitable Financial Corp.

Summary Demographic Data

	Year			Growth Rate
	2010	2014	2019	2010-2014	2014-2019
				(%)	(%)
Population (000)
USA	308,746	317,199	328,309	0.7%	0.7%
Nebraska	1,826	1,874	1,937	0.6%	0.7%
Hall County	59	61	65	1.2%	1.1%
Lincoln County	36	36	36	-0.2%	0.0%
Douglas County	517	540	568	1.1%	1.0%

Households (000)
USA	116,716	120,163	124,623	0.7%	0.7%
Nebraska	721	743	770	0.7%	0.7%
Hall County	22	23	24	1.2%	1.0%
Lincoln County	15	15	15	-0.1%	0.1%
Douglas County	202	212	223	1.1%	1.0%

Median Household Income ($)
USA	NA	51,579	53,943	NA	0.9%
Nebraska	NA	53,345	59,176	NA	2.1%
Hall County	NA	50,264	56,275	NA	2.3%
Lincoln County	NA	50,301	54,509	NA	1.6%
Douglas County	NA	53,789	57,961	NA	1.5%

Per Capita Income ($)
USA	NA	27,721	29,220	NA	1.1%
Nebraska	NA	27,942	31,192	NA	2.2%
Hall County	NA	24,400	27,294	NA	2.3%
Lincoln County	NA	27,297	29,956	NA	1.9%
Douglas County	NA	29,123	31,643	NA	1.7%

2014 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	24.4	24.4	29.8	21.3
Nebraska	21.8	25.5	32.9	19.8
Hall County	21.5	28.2	34.4	15.9
Lincoln County	26.1	23.6	32.6	17.6
Douglas County	22.9	24.2	31.0	21.9

Source: SNL Financial

II.5

The 2014 median household income and per capita income measures for Hall and Lincoln Counties were slightly below the comparable Nebraska and the U.S. measures.  Comparatively, Douglas County exhibited higher median household and per capita income measures relative to the state and the nation.  Over the next five years, median household income and per capita income are projected to increase in all three market area counties, with all three counties and the state of Nebraska showing higher projected growth rates compared to the projected growth rates for the U.S.  Income distribution measures also indicated that Douglas County is a relatively affluent market, based on the relatively high percentage of households with incomes exceeding $100,000.  Comparatively, Lincoln County maintained a higher percentage of households with incomes of less than $25,000.

Local Economy

Table 2.2 provides an overview of employment by sector for the state of Nebraska and the Company’s market area counties.  The Company’s regional economy is based in agriculture (primarily corn, soybeans and livestock production) as well as the services, real estate and trading activity associated with agriculture.  Grand Island, where the Company is located, is also home to the Nebraska Law Enforcement Training Center and the Southern Power District serving southern Nebraska, as well as the Nebraska State Fair since 2010.

As shown in Table 2.2, the Company’s market area employment sectors are fairly consistent with the statewide employment sectors, with employment in services, wholesale/retail trade and finance/insurance/real estate serving as the largest employment sectors for the primary market area counties.  Construction jobs were the fourth largest employment sector for all three of the market area counties, while agriculture was a relatively prominent employment sector for Lincoln County and healthcare was a relatively prominent employment sector for Douglas County.

II.6

Table 2.2

Equitable Financial Corp.

Primary Market Area Employment Sectors as of 2014

(Percent of Labor Force)

		Hall	Lincoln	Douglas
Employment Sector	Nebraska	County	County	County
	(% of Total Employment)

Services	32.6%	31.2%	32.9%	35.8%
Wholesale/Retail Trade	23.7%	26.8%	23.9%	24.5%
Finance/Insurance/Real Estate	10.3%	10.8%	9.6%	12.3%
Construction	7.8%	8.7%	7.3%	7.8%
Government	5.9%	4.5%	5.2%	1.7%
Agriculture	5.1%	3.5%	6.3%	2.5%
Healthcare	4.8%	4.6%	5.0%	6.4%
Transportation/Utility	4.4%	4.2%	4.4%	2.9%
Manufacturing	3.1%	3.3%	2.4%	3.3%
Information	0.8%	1.2%	1.6%	0.8%
Other	1.5%	1.2%	1.4%	2.0%
	100.0%	100.0%	100.0%	100.0%

Source: SNL Financial

Unemployment Trends

Comparative unemployment rates for the market area counties, as well as for the U.S. and Nebraska, are shown in Table 2.3.  The December 2014 unemployment rates for the market area counties ranged from a low of 2.5% in Lincoln County to a high of 3.1% in Douglas County, with all three counties and the state of Nebraska reporting unemployment rates that were well below the U.S. unemployment rate of 5.6%.  Consistent with national and state unemployment rate trends, the unemployment rates for Lincoln and Douglas Counties were lower compared to a year ago.  Hall County’s December 2014 unemployment rate was unchanged from a year ago.

Table 2.3

Equitable Financial Corp.

Unemployment Trends

	December 2013	December 2014
Region	Unemployment	Unemployment

USA	6.7%	5.6%
Nebraska	3.5%	2.9%
Hall County	3.2%	3.2%
Lincoln County	2.9%	2.5%
Douglas County	3.9%	3.1%

Source: U.S. Bureau of Labor Statistics.

II.7

Market Area Deposit Characteristics and Trends

Table 2.4 displays deposit market trends from June 30, 2010 through June 30, 2014 for the market area counties, as well as for the state of Nebraska.  Consistent with the state of Nebraska, commercial banks maintained a larger market share of deposits than savings institutions in each of the Company’s market area counties.  For the four year period covered in Table 2.4, savings institutions experienced a significant increase in deposits and deposit market share in Nebraska and Douglas County, which was related to a large increase in deposits held by the Mutual of Omaha Bank.  Comparatively, Hall and Lincoln County savings institutions experienced a decrease in deposit market share from June 30, 2010 to June 30, 2014.  The Company maintained its highest amount of deposits and largest deposit market share in Hall County, with $93.6 million of deposits and a 5.2% deposit market share.  The Company’s second largest market share of deposits is in Lincoln County, with $39.8 million of deposits representing a 4.2% market share at June 30, 2014.  Comparatively, the Company’s Douglas County branch had $16.6 million in deposits and a minimal 0.1% deposit market share at June 30, 2014.  During the four year period covered in Table 2.4, the Company’s deposit market share decreased in Hall and Lincoln Counties, with its market share in Hall County showing the largest decrease.  Deposit balances at the Company’s branches increased in all three counties over the past four years.

Table 2.4

Equitable Financial Corp.

Deposit Summary

	As of June 30,
	2010			2014			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2010-2014
	(Dollars in Thousands)						(%)

Nebraska	$43,025,175	100.0%	1,092	$58,085,822	100.0%	1,090	7.8%
Commercial Banks	41,415,060	96.3%	1,046	53,360,064	91.9%	1,044	6.5%
Savings Institutions	1,610,115	3.7%	46	4,725,758	8.1%	46	30.9%

Hall County	$1,406,288	100.0%	37	$1,794,862	100.0%	39	6.3%
Commercial Banks	1,154,404	82.1%	30	1,498,938	83.5%	30	6.7%
Savings Institutions	251,884	17.9%	7	295,924	16.5%	9	4.1%
Equitable Bank	89,597	6.4%	3	93,583	5.2%	4	1.1%

Lincoln County	$769,415	100.0%	22	$959,526	100.0%	27	5.7%
Commercial Banks	712,807	92.6%	20	902,800	94.1%	25	6.1%
Savings Institutions	56,608	7.4%	2	56,726	5.9%	2	0.1%
Equitable Bank	33,901	4.4%	1	39,844	4.2%	1	4.1%

Douglas County	$14,280,241	100.0%	201	$23,009,591	100.0%	195	12.7%
Commercial Banks	13,656,332	95.6%	192	19,238,451	83.6%	185	8.9%
Savings Institutions	623,909	4.4%	9	3,771,140	16.4%	10	56.8%
Equitable Bank	12,831	0.1%	1	16,552	0.1%	1	6.6%

Source: FDIC.

II.8

Competition

Competition among financial institutions in the Company’s market area is significant, particularly in light of the rural nature of the majority of the markets that are served by the Company’s branches.  Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by the Company.  Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, the Company has sought to emphasize its community orientation in the markets served by its branches.  The Company holds the fifth and eighth largest market share of deposits in Hall and Lincoln Counties, among a total of 14 and 15 banking institutions, respectively.  The Company holds one of the smallest market share of deposits in Douglas County, among a total of 36 banking institutions.  Table 2.5 lists the Company’s largest competitors in the counties currently served by its branches, based on deposit market share as noted parenthetically.

Table 2.5

Equitable Financial Corp.

Market Area Deposit Competitors as of June 30, 2014

Location	Name	Market Share	Rank
Hall County	Hometown Banc Corp.	31.26%
	Wells Fargo & Co.	15.11%
	Home FS&LA of Grand Island	11.27%
	Equitable Financial Corp.	5.21%	5 out of 14

Lincoln County	NebraskaLand Finl Svcs Inc.	28.42%
	Lauritzen Corp.	21.17%
	Wells Fargo & Co.	9.92%
	Equitable Financial Corp.	4.15%	8 out of 15

Douglas County	Lauritzen Corp.	32.59%
	Omaha Financial Holdings Inc.	16.06%
	Wells Fargo & Co.	15.22%
	Equitable Financial Corp.	0.07%	30 out of 36

Source: SNL

II.9

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Equitable Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of Equitable Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Equitable Financial, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 98 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Equitable Financial will be a

III.1

full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Equitable Financial.  In the selection process, we applied the following “screen” to the universe of all public companies that were eligible for consideration:

•                                          Screen #1  Mid-West institutions with assets less than $600 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.  Eleven companies met the criteria for Screen #1 and all eleven were included in the Peer Group:  Cheviot Financial Corp. of Ohio, First Capital, Inc. of Indiana, First Federal of Northern Michigan Bancorp of Michigan, IF Bancorp, Inc. of Illinois, Jacksonville Bancorp, Inc. of Illinois, La Porte Bancorp, Inc. of Indiana, Madison County Financial, Inc. of Nebraska, Poage Bankshares, Inc. of Kentucky, United Community Bancorp of Indiana, Wayne Savings Bancshares, Inc. of Ohio and Wolverine Bancorp, Inc. of Michigan.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-West thrifts.

Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Equitable Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Equitable Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.  Comparative data for all publicly-traded thrifts, publicly-traded Nebraska thrifts and institutions comparable to Equitable Financial that have recently completed a second-step conversion offering have been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Equitable Financial’s characteristics is detailed below.

•                                          Cheviot Financial Corp. of Ohio.  Comparable due completed second-step conversion in 2012, relatively high equity-to-assets ratio, similar interest-bearing funding composition, lending diversification emphasis on commercial real estate loans and similar level of non-performing assets as a percent of assets.

•                                          First Capital, Inc. of Indiana.  Comparable due to similar impact of loan loss provisions on earnings, relatively high earnings contribution from sources of non-interest operating income, similar concentration of 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

III.2

Table 3.1

Peer Group of Publicly-Traded Banks

As of September 30, 2014

									As of
									February 6, 2015
					Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	City	State	Assets	Offices	Year End	Date	Price	Value
					($Mil)				($)	($Mil)

CHEV	Cheviot Financial Corp.	NASDAQ	Cheviot	OH	573	12	Dec	1/18/2012	14.35	96.41
FCAP	First Capital, Inc.	NASDAQ	Corydon	IN	460	12	Dec	1/4/1999	23.58	64.62
FFNM	First Federal of Northern Michigan Bancorp, Inc.	NASDAQ	Alpena	MI	312	9	Dec	4/4/2005	5.55	20.68
IROQ	IF Bancorp, Inc.	NASDAQ	Watseka	IL	540	6	Jun	7/8/2011	16.70	72.46
JXSB	Jacksonville Bancorp, Inc.	NASDAQ	Jacksonville	IL	314	6	Dec	7/15/2010	22.50	40.47
LPSB	La Porte Bancorp, Inc.	NASDAQ	La Porte	IN	511	7	Dec	10/5/2012	12.60	71.49
MCBK	Madison County Financial, Inc.	NASDAQ	Madison	NE	302	5	Dec	10/4/2012	19.75	59.89
PBSK	Poage Bankshares, Inc.	NASDAQ	Ashland	KY	412	8	Dec	9/13/2011	14.99	58.19
UCBA	United Community Bancorp	NASDAQ	Lawrenceburg	IN	523	8	Jun	1/10/2013	12.01	55.66
WAYN	Wayne Savings Bancshares, Inc.	NASDAQ	Wooster	OH	414	12	Dec	1/9/2003	13.88	38.96
WBKC	Wolverine Bancorp, Inc.	NASDAQ	Midland	MI	339	4	Dec	1/20/2011	23.84	54.08

Source: SNL Financial, LC.

III.3

•                                          First Federal of Northern Michigan Bancorp, Inc. of Michigan.  Comparable due to completed second-step conversion in 2005, relatively small asset size, similar interest-bearing funding composition, similar net interest income to average assets ratio, relatively high ratio of operating expenses as a percent of average assets, similar concentration of 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

•                                          IF Bancorp, Inc. of Illinois.  Comparable due to similar size of branch network, relatively high equity-to-assets ratio, similar interest-bearing funding composition, similar return on average assets ratio, similar impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

•                                          Jacksonville Bancorp, Inc. of Illinois.  Comparable due to completed second-step conversion in 2010, similar size of branch network, relatively small asset size, similar interest-bearing funding composition, similar net interest income to average assets ratio, similar impact of loan loss provisions on earnings, relatively high earnings contribution from sources of non-interest operating income, relatively high ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans and commercial business loans.

•                                          La Porte Bancorp, Inc. of Indiana.  Comparable due to completed second-step conversion in 2012, relatively high equity-to-assets ratio, lending diversification emphasis on commercial real estate loans and similar level of non-performing assets as a percent of assets.

•                                          Madison County Financial, Inc. of Nebraska.  Comparable due to Nebraska market area, similar size of branch network, relatively high equity-to-assets ratio, relatively small asset size, similar interest-earning asset composition and lending diversification emphasis on commercial real estate loans and commercial business loans.

•                                          Poage Bankshares, Inc. of Kentucky.  Comparable due to relatively high equity-to-assets ratio, similar interest-bearing funding composition, relatively high ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•                                          United Community Bancorp of Indiana.  Comparable due to completed second-step conversion in 2013, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and similar level of non-performing assets as a percent of assets.

•                                          Wayne Savings Bancshares, Inc. of Ohio.  Comparable due to completed second-step conversion in 2003, similar interest-bearing funding composition, similar return on average assets ratio, similar impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and similar level of non-performing assets as a percent of assets.

•                                          Wolverine Bancorp, Inc. of Michigan.  Comparable due to same size of full service branch network, relatively high equity-to-assets ratio, relatively small asset size, similar interest-earning asset composition, similar return on average assets ratio, similar concentration of 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

III.4

In aggregate, the Peer Group companies maintained a slightly higher level of tangible equity than the industry average (14.00% of assets versus 12.96% for all public companies), generated similar earnings as a percent of average assets (0.71% core ROAA versus 0.72% for all public companies), and earned a slightly lower ROE (5.06% core ROE versus 5.82% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,165		$429
Market capitalization ($Mil)	$448		$58
Tangible equity/assets (%)	12.96%		14.00%
Core return on average assets (%)	0.72		0.71
Core return on average equity (%)	5.82		5.06

Pricing Ratios (Averages)(1)
Core price/earnings (x)	16.50	x	19.49	x
Price/tangible book (%)	113.89%		96.00%
Price/assets (%)	13.63		13.40

(1)  Based on market prices as of February 6, 2015.

Ideally, the Peer Group companies would be comparable to Equitable Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to Equitable Financial, as will be highlighted in the following comparative analysis.  Comparative data for all publicly-traded thrifts, publicly-traded Nebraska thrifts and institutions comparable to Equitable Financial that have recently completed a second-step conversion offering have been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Equitable Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2014 and September 30, 2014, respectively.  Equity Financial’s equity-to-assets ratio of 10.35% was lower than the Peer Group’s average net worth ratio of 14.00%.  With the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio will be

III.5

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2014

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital

Equitable Financial Corp.		NE	8.43%	2.60%	0.00%	83.52%	83.36%	5.50%	0.00%	10.35%	0.00%	10.35%	11.95%	-14.69%	18.84%	14.23%	-4.13%	6.15%	6.15%	9.06%	10.45%	11.71%
December 31, 2014

All Public Companies
Averages			4.79%	20.12%	1.84%	69.17%	73.59%	11.16%	0.40%	13.64%	0.72%	12.96%	8.62%	-0.75%	12.99%	7.08%	21.69%	19.61%	19.27%	12.80%	20.16%	21.24%
Medians			3.48%	17.25%	1.83%	71.20%	74.92%	9.52%	0.00%	12.76%	0.02%	11.71%	4.33%	-3.28%	8.78%	2.27%	4.58%	2.98%	3.44%	11.79%	17.34%	18.57%

State of NE
Averages			1.04%	15.41%	2.12%	77.67%	69.65%	8.61%	0.00%	20.47%	0.34%	20.13%	8.98%	-0.92%	10.68%	3.21%	333.33%	-2.53%	-2.35%	17.22%	16.67%	17.93%
Medians			1.04%	15.41%	2.12%	77.67%	69.65%	8.61%	0.00%	20.47%	0.34%	20.13%	8.98%	-0.92%	10.68%	3.21%	333.33%	-2.53%	-2.35%	17.22%	16.67%	17.93%

Comparable Recent Conversions(2)
PBHC Pathfinder Bancorp, Inc.		NY	3.60%	24.57%	1.92%	65.26%	83.36%	6.43%	0.98%	8.33%	0.87%	7.46%	4.14%	3.81%	2.66%	2.33%	25.38%	6.71%	5.49%	8.73%	12.53%	13.83%

Comparable Group
Averages			3.88%	26.47%	1.95%	63.88%	77.04%	7.06%	0.15%	14.72%	0.72%	14.00%	10.74%	6.18%	13.12%	15.01%	20.82%	4.50%	3.86%	12.84%	19.80%	20.89%
Medians			2.85%	30.31%	2.12%	61.51%	77.27%	6.84%	0.00%	15.22%	0.55%	14.40%	2.81%	-5.99%	4.72%	6.04%	-14.48%	1.74%	2.17%	12.52%	18.24%	19.50%

Comparable Group
CHEV	Cheviot Financial Corp.	OH	2.85%	30.31%	2.77%	58.52%	79.57%	2.70%	0.00%	16.54%	1.87%	14.67%	-3.20%	-5.99%	-0.55%	-3.33%	-23.19%	1.74%	2.17%	14.07%	24.88%	25.57%
FCAP	First Capital, Inc.	IN	5.82%	22.45%	1.33%	65.90%	87.13%	0.00%	0.00%	12.23%	1.17%	11.06%	2.81%	-1.37%	4.72%	6.38%	-100.00%	6.43%	7.16%	10.75%	14.57%	15.82%
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	2.26%	38.76%	1.51%	52.76%	82.87%	6.98%	0.00%	9.61%	0.43%	9.18%	45.84%	115.43%	18.42%	63.56%	-28.80%	25.68%	20.37%	8.78%	15.90%	16.75%
IROQ	IF Bancorp, Inc.	IL	2.20%	32.81%	1.50%	61.51%	75.22%	8.64%	0.00%	15.22%	0.00%	15.22%	0.02%	-7.19%	4.54%	6.71%	-35.11%	0.04%	0.04%	12.52%	25.50%	26.80%
JXSB	Jacksonville Bancorp, Inc.	IL	1.32%	34.01%	2.19%	57.98%	76.62%	6.84%	0.00%	14.22%	0.87%	13.35%	-2.00%	-9.84%	3.76%	-2.77%	-13.88%	6.62%	7.08%	12.69%	18.24%	19.50%
LPSB	La Porte Bancorp, Inc.	IN	2.58%	31.75%	2.88%	58.40%	67.19%	14.69%	1.01%	16.09%	1.69%	14.40%	2.19%	-6.00%	8.83%	2.27%	6.10%	-1.49%	-1.56%	12.38%	18.12%	19.21%
MCBK	Madison County Financial, Inc.	NE	1.04%	15.41%	2.12%	77.67%	69.65%	8.61%	0.00%	20.47%	0.34%	20.13%	8.98%	-0.92%	10.68%	3.21%	333.33%	-2.53%	-2.35%	17.22%	16.67%	17.93%
PBSK	Poage Bankshares, Inc.	KY	4.20%	17.25%	1.72%	72.57%	77.27%	5.00%	0.65%	16.22%	0.55%	15.67%	41.50%	-9.96%	69.82%	46.40%	75.96%	15.37%	11.45%	14.98%	23.74%	24.44%
UCBA	United Community Bancorp	IN	7.53%	38.74%	3.26%	47.06%	83.11%	2.87%	0.00%	13.44%	0.58%	12.86%	2.23%	4.26%	-0.50%	2.28%	50.00%	-4.21%	-4.21%	12.14%	25.23%	26.50%
WAYN	Wayne Savings Bancshares, Inc.	OH	3.11%	28.72%	2.23%	63.11%	83.73%	5.64%	0.00%	9.72%	0.42%	9.30%	3.49%	9.20%	1.19%	6.04%	-20.89%	4.48%	4.86%	8.83%	14.34%	15.42%
WBKC	Wolverine Bancorp, Inc.	MI	9.72%	0.98%	0.00%	87.24%	65.11%	15.65%	0.00%	18.15%	0.00%	18.15%	16.24%	-19.59%	23.44%	34.40%	-14.48%	-2.59%	-2.59%	16.93%	20.60%	21.87%

(1) Includes loans held for sale.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

III.6

comparable to or exceed the Peer Group’s equity-to-assets ratio.  The increase in Equitable Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Company’s higher pro forma capitalization will initially depress return on equity.  Both Equitable Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Equitable Financial and the Peer Group.  The Company’s loans-to-assets ratio of 83.52% was higher than the comparable Peer Group ratio of 63.88%.  Comparatively, the Company’s cash and investments-to-assets ratio of 11.03% was lower than the comparable Peer Group ratio of 30.35%.  Overall, Equitable Financial’s interest-earning assets amounted to 94.55% of assets, which approximated the comparable Peer Group ratio of 94.23%.  The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.95% of assets and goodwill/intangibles equal to 0.72% of assets, while the Company maintained zero balances of BOLI and goodwill/intangibles.

Equitable Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition.  The Company’s deposits equaled 83.36% of assets, which was above the Peer Group’s ratio of 77.04%.  Comparatively, the Company maintained a similar level of borrowings as the Peer Group, as indicated by borrowings-to-assets ratios of 5.50% and 7.21% for Equitable Financial and the Peer Group, respectively.  Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.86% and 84.25%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earnings assets/interest-bearing liabilities (“IEA/IBL”) ratio.  Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 106.40% and 111.87%, respectively.  The additional capital realized from stock proceeds should serve to provide Equitable Financial with an IEA/IBL ratio that is comparable to or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  Equitable Financial’s growth rates are based on annualized growth for the 18 months

III.7

ended December 31, 2014 and the Peer Group’s growth rates are based on annual growth for the twelve months ended September 30, 2014 or the most recent twelve month period available.  Equitable Financial recorded an 11.95% increase in assets, versus a 10.74% increase in assets recorded by the Peer Group.  The Peer Group’s asset growth rate was supported by acquisition related growth, as First Federal of Northern Michigan and Poage Bankshares completed acquisitions during the twelve month period.  Asset growth for Equitable Financial was sustained by an 18.84% increase in loans, which was partially funded by a 14.69% decline in cash and investments.  Asset growth for the Peer Group was primarily sustained by a 13.12% increase in loans and supplemented with a 6.18% increase in cash and investments.

Asset growth for Equitable Financial was funded through a 14.23% increase in deposits, which also funded a 4.13% reduction in borrowings.  Comparatively, asset growth for the Peer Group was funded through deposit growth of 15.01% and a 20.82% increase in borrowings.  The Company’s tangible capital increased 6.15%, which was largely attributable to retention of earnings.  Comparatively, the Peer Group’s tangible capital increased 3.86%, as retention of earnings was partially offset by stock repurchases and dividend payments.  The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position.  Additional implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group.  The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2014 and September 30, 2014, respectively.  Equitable Financial and the Peer Group reported net income to average assets ratios of 0.57% and 0.69%, respectively.  Higher ratios for net interest income and non-interest operating income and a lower effective tax rate represented earnings advantages for the Company, which were more than offset by the Peer Group’s lower ratio for operating expenses.

The Company’s higher net interest income to average assets ratio was realized through a higher interest income ratio, as the Company and the Peer Group maintained similar interest expense ratios.  The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (4.20% versus 3.99% for the Peer Group).  The Peer Group’s slightly lower interest expense ratio was supported by a slightly lower cost of

III.8

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2014

			Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
						Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
		Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
Equitable Financial Corp.	NE
December 31, 2014		0.57%	3.85%	0.58%	3.27%	0.12%	3.14%	0.39%	0.83%	3.74%	0.00%	0.00%	0.02%	4.20%	0.76%	3.44%	$2,909	2.60%

All Public Companies
Averages		0.64%	3.63%	0.62%	3.00%	0.09%	2.92%	0.24%	0.59%	2.96%	-0.01%	0.00%	0.14%	3.88%	0.79%	3.11%	$6,024	27.74%
Medians		0.60%	3.58%	0.61%	3.02%	0.07%	2.92%	0.04%	0.44%	2.75%	0.00%	0.00%	0.26%	3.84%	0.81%	3.13%	$5,128	31.58%

State of NE
Averages		1.01%	4.29%	0.61%	3.68%	0.47%	3.20%	0.16%	0.48%	2.52%	0.00%	0.00%	0.32%	4.44%	0.86%	3.58%	$6,037	23.82%
Medians		1.01%	4.29%	0.61%	3.68%	0.47%	3.20%	0.16%	0.48%	2.52%	0.00%	0.00%	0.32%	4.44%	0.86%	3.58%	$6,037	23.82%

Comparable Recent Conversions(2)
PBHC	Pathfinder Bancorp, Inc.	NY	0.46%	3.66%	0.59%	3.06%	0.17%	2.88%	0.00%	0.54%	2.94%	0.15%	0.00%	0.16%	4.10%	0.76%	3.34%	$4,654	25.69%

Comparable Group
Averages			0.69%	3.75%	0.57%	3.18%	0.14%	3.04%	0.10%	0.53%	2.80%	0.07%	0.00%	0.23%	3.99%	0.74%	3.25%	$4,564	24.27%
Medians			0.62%	3.76%	0.57%	3.30%	0.08%	3.06%	0.11%	0.48%	2.60%	0.00%	0.00%	0.18%	3.94%	0.69%	3.20%	$4,536	24.35%

Comparable Group
CHEV	Cheviot Financial Corp.	OH	0.45%	3.18%	0.63%	2.54%	0.23%	2.32%	0.11%	0.37%	2.31%	0.14%	0.00%	0.18%	3.67%	0.80%	2.87%	$5,787	28.72%
FCAP	First Capital, Inc.	IN	1.24%	4.08%	0.27%	3.81%	0.08%	3.74%	0.15%	0.87%	3.03%	0.04%	0.00%	0.53%	4.32%	0.37%	3.95%	$3,475	29.98%
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	0.77%	3.76%	0.46%	3.30%	0.24%	3.06%	0.08%	0.58%	3.67%	0.80%	0.00%	0.00%	3.94%	0.62%	3.32%	$3,246	0.00%
IROQ	IF Bancorp, Inc.	IL	0.62%	3.40%	0.57%	2.83%	0.08%	2.76%	0.01%	0.55%	2.32%	-0.03%	0.00%	0.35%	3.52%	0.69%	2.83%	$5,871	35.62%
JXSB	Jacksonville Bancorp, Inc.	IL	0.95%	3.87%	0.49%	3.38%	0.07%	3.31%	0.05%	1.08%	3.29%	0.11%	0.00%	0.31%	4.16%	0.64%	3.52%	$3,239	24.35%
LPSB	La Porte Bancorp, Inc.	IN	0.85%	3.51%	0.64%	2.88%	-0.04%	2.92%	0.13%	0.31%	2.39%	0.06%	0.00%	0.18%	3.85%	0.78%	3.07%	$4,536	17.41%
MCBK	Madison County Financial, Inc.	NE	1.01%	4.29%	0.61%	3.68%	0.47%	3.20%	0.16%	0.48%	2.52%	0.00%	0.00%	0.32%	4.44%	0.86%	3.58%	$6,037	23.82%
PBSK	Poage Bankshares, Inc.	KY	0.22%	4.24%	0.57%	3.67%	0.01%	3.66%	0.14%	0.36%	3.46%	-0.38%	0.00%	0.10%	4.52%	0.73%	3.79%	$3,777	30.97%
UCBA	United Community Bancorp	IN	0.38%	2.86%	0.49%	2.36%	0.06%	2.30%	0.02%	0.67%	2.51%	-0.02%	0.00%	0.08%	3.09%	0.61%	2.48%	$4,841	17.99%
WAYN	Wayne Savings Bancshares, Inc.	OH	0.60%	3.59%	0.52%	3.06%	0.14%	2.93%	0.05%	0.38%	2.60%	0.00%	0.00%	0.17%	3.75%	0.64%	3.11%	$4,099	22.25%
WBKC	Wolverine Bancorp, Inc.	MI	0.55%	4.49%	0.99%	3.50%	0.26%	3.24%	0.21%	0.13%	2.73%	0.00%	0.00%	0.31%	4.58%	1.38%	3.20%	$5,293	35.90%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

III.9

funds (0.74% versus 0.76% for the Company), as well as maintaining a lower concentration of interest-bearing liabilities as a percent of assets.  Overall, Equitable Financial and the Peer Group reported net interest income to average assets ratios of 3.27% and 3.18%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.74% and 2.80%, respectively. The Company’s higher operating expense ratio was consistent with the comparatively higher number of employees maintained relative to its asset size and was consistent with the higher administrative costs associated with generation of revenues derived from sources of non-interest operating income, which was a more significant contributor to the Company’s earnings.  Assets per full time equivalent employee equaled $2.909 million for the Company, versus $4.564 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s.  Expense coverage ratios for Equitable Financial and the Peer Group equaled 0.87x and 1.14x, respectively.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 1.22% and 0.63% of Equitable Financial’s and the Peer Group’s average assets, respectively.  Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Equitable Financial’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 83.30% was less favorable than the Peer Group’s efficiency ratio of 73.49%.

Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings, as the Company and the Peer Group recorded loan loss provisions to average assets ratios of 0.12% and 0.14%, respectively.

Net non-operating gains and losses were not a factor in the Company’s earnings and were a small factor in the Peer Group’s earnings.  Typically, gains and losses generated from

III.10

the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations.  Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a less significant impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 2.60% and 24.27%, respectively.  As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 36.50%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities).  The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities in the aggregate compared to the Peer Group (18.98% of assets versus 36.07% for the Peer Group), as the Peer Group maintained higher concentrations of both mortgage-backed securities and 1-4 family permanent mortgage loans.  Loans serviced for others equaled 44.76% and 15.65% of the Company’s and the Peer Group’s assets, respectively, thereby indicating that loan servicing income had a larger impact on the Company’s earnings.  Loan servicing intangibles constituted a relatively small balance sheet item for both the Company and the Peer Group.

Overall, diversification into higher risk and higher yielding types of lending was more significant for the Company, which was mostly attributable to the Company’s higher concentrations of commercial real estate loans and commercial business loans.  Commercial real estate loans constituted the most significant type of lending diversification for the Company and the Peer Group, equaling 30.71% of the Company’s assets and 19.80% of the Peer Group’s assets.  Commercial business loans accounted for the second largest area of lending diversification for the Company amounting to 20.39% of assets, versus 5.90% of assets for the Peer Group.  The Company also maintained higher concentrations of construction/land loans, consumer loans and multi-family loans.  In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 65.94% and 38.54% of the Company’s and the Peer Group’s assets, respectively.  Overall, the Company’s asset

III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2014

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Serviced	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	For Others	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Equitable Financial Corp.		NE
December 31, 2014			0.52%	18.46%	3.28%	5.06%	30.71%	20.39%	6.50%	85.96%	$88,525	$541

All Public Companies
Averages			12.17%	29.05%	3.46%	8.32%	17.83%	4.86%	5.46%	65.03%	$1,780,287	$12,933
Medians			10.72%	28.06%	2.53%	3.26%	16.85%	3.68%	4.53%	65.25%	$68,170	$347

State of NE
Averages			0.00%	11.35%	1.35%	2.59%	47.34%	14.73%	2.62%	102.99%	$72,200	$0
Medians			0.00%	11.35%	1.35%	2.59%	47.34%	14.73%	2.62%	102.99%	$72,200	$0

Comparable Recent Conversions(1)
PBHC	Pathfinder Bancorp, Inc.	NY	10.51%	31.79%	0.23%	3.19%	16.32%	9.82%	4.82%	66.76%	$27,856	$77

Comparable Group
Averages			11.98%	24.09%	2.43%	4.81%	19.80%	5.90%	5.60%	66.89%	$67,121	$446
Medians			11.96%	22.82%	1.66%	3.26%	15.37%	5.31%	3.90%	62.79%	$66,962	$363

Comparable Group
CHEV	Cheviot Financial Corp.	OH	3.61%	36.65%	0.66%	3.55%	12.76%	1.18%	3.90%	55.57%	$147,027	$1,265
FCAP	First Capital, Inc.	IN	10.03%	19.55%	4.90%	3.28%	18.04%	6.22%	14.99%	72.68%	$524	$0
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	19.83%	22.82%	3.01%	0.70%	16.76%	5.31%	3.45%	55.13%	$126,365	$736
IROQ	IF Bancorp, Inc.	IL	11.96%	27.23%	0.05%	10.55%	15.37%	5.76%	3.30%	59.78%	$74,449	$515
JXSB	Jacksonville Bancorp, Inc.	IL	14.44%	13.88%	1.66%	0.86%	22.63%	12.07%	7.81%	67.71%	$140,796	$646
LPSB	La Porte Bancorp, Inc.	IN	15.88%	9.53%	1.85%	3.26%	13.82%	3.58%	3.23%	68.35%	$62,612	$363
MCBK	Madison County Financial, Inc.	NE	0.00%	11.35%	1.35%	2.59%	47.34%	14.73%	2.62%	102.99%	$72,200	$0
PBSK	Poage Bankshares, Inc.	KY	7.91%	41.63%	1.96%	1.70%	13.96%	6.45%	7.26%	62.79%	$0	$313
UCBA	United Community Bancorp	IN	27.14%	24.99%	0.91%	4.28%	9.50%	1.32%	7.12%	47.65%	$66,962	$668
WAYN	Wayne Savings Bancshares, Inc.	OH	20.95%	36.90%	0.95%	3.02%	15.05%	3.82%	4.24%	61.39%	$32,642	$319
WBKC	Wolverine Bancorp, Inc.	MI	0.00%	20.50%	9.46%	19.10%	32.52%	4.46%	3.70%	81.73%	$14,752	$84

(1)  Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:       SNL Financial LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

III.12

composition provided for a higher risk weighted assets-to-assets ratio of 85.96%, versus a comparable Peer Group ratio of 66.89%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Equitable Financial’s interest rate risk characteristics were overall considered to be less favorable than the Peer Group’s measures.  Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios.  Non-interest earning assets as a percent of assets were comparable for the Company and the Peer Group.  On a pro forma basis, the infusion of stock proceeds should serve to eliminate the current comparative advantages reflected in the Peer Group’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Equitable Financial and the Peer Group.  In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the interest rate risk associated with the Peer Group’s net interest income, based on the interest rate environment that prevailed during the period covered in Table 3.5.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Equitable Financial’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s implied credit risk exposure was considered to be more significant than the Peer Group’s credit risk exposure.  As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 2.48% and 2.72%, respectively, versus comparable measures of 1.54% and 2.14% for the Peer Group.  It should be noted that the measures for non-performing assets and non-performing loans include accruing loans that are classified as troubled debt restructurings, which accounted for more than two-thirds of the Company’s non-performing assets.  The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 52.87% and 80.63%, respectively.  Loss reserves maintained as percent of loans

III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2014

			Balance Sheet Measures
			Tangible		Non-Earn.
			Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
			Assets	IBL	Assets	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Equitable Financial Corp.		NE
December 31, 2014			10.4%	106.4%	5.5%	7	18	-20	-49	99	6

All Public Companies			13.0%	108.6%	7.7%	0	1	-1	5	3	-1
State of NE			20.2%	121.7%	5.6%	1	9	-9	12	17	-7

Comparable Recent Conversions(1)
PBHC	Pathfinder Bancorp, Inc.	NY	7.5%	102.9%	6.6%	2	6	0	-9	6	-2

Comparable Group
Average			14.1%	112.0%	5.8%	-1	4	-1	7	4	0
Median			14.6%	111.8%	6.0%	0	1	-2	7	6	-2

Comparable Group
CHEV	Cheviot Financial Corp.	OH	14.9%	111.4%	8.3%	1	1	5	7	-4	-4
FCAP	First Capital, Inc.	IN	11.2%	108.1%	5.8%	-5	8	-8	11	14	-1
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	9.2%	104.4%	6.2%	-6	-13	-3	7	-4	8
IROQ	IF Bancorp, Inc.	IL	15.2%	115.1%	3.5%	-1	-1	3	-1	10	5
JXSB	Jacksonville Bancorp, Inc.	IL	13.5%	111.8%	6.7%	1	-4	-2	11	15	-2
LPSB	La Porte Bancorp, Inc.	IN	14.6%	111.9%	7.3%	11	7	-9	5	-13	-3
MCBK	Madison County Financial, Inc.	NE	20.2%	120.3%	5.9%	1	9	-9	12	17	-7
PBSK	Poage Bankshares, Inc.	KY	15.8%	113.4%	6.0%	-13	55	7	6	19	6
UCBA	United Community Bancorp	IN	12.9%	108.6%	6.7%	7	-12	-3	8	3	-5
WAYN	Wayne Savings Bancshares, Inc.	OH	9.3%	106.2%	5.1%	-8	-3	1	10	6	-7
WBKC	Wolverine Bancorp, Inc.	MI	18.1%	121.3%	2.1%	0	1	8	1	-18	7

(1)  Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

III.14

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2014

				NPAs &	Adj NPAs &				Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Assets (3)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Equitable Financial Corp.		NE
December 31, 2014			0.17%	2.48%	0.82%	2.72%	1.44%	52.87%	49.08%	$221	0.13%

All Public Companies
Averages			0.34%	2.03%	1.53%	2.36%	1.26%	79.15%	67.78%	$3,522	0.21%
Medians			0.17%	1.40%	1.07%	1.71%	1.13%	59.84%	49.20%	$774	0.12%

State of NE
Averages			0.00%	0.14%	0.14%	0.18%	2.95%	NM	NM	$0	0.00%
Medians			0.00%	0.14%	0.14%	0.18%	2.95%	NM	NM	$0	0.00%

Comparable Recent Conversions(3)
PBHC	Pathfinder Bancorp, Inc.	NY	0.13%	1.83%	0.00%	2.57%	1.44%	55.85%	51.81%	$640	0.18%

Comparable Group
Averages			0.21%	1.54%	1.11%	2.14%	1.53%	80.63%	61.22%	$375	0.17%
Medians			0.13%	1.32%	1.09%	1.67%	1.25%	72.46%	41.71%	$353	0.11%

Comparable Group

CHEV	Cheviot Financial Corp.	OH	0.40%	2.53%	1.21%	3.63%	0.66%	18.13%	15.28%	$680	0.20%
FCAP	First Capital, Inc.	IN	0.01%	1.16%	0.79%	1.67%	1.64%	98.21%	94.89%	$189	0.06%
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	0.93%	1.32%	1.74%	0.58%	0.89%	153.14%	35.60%	$867	0.62%
IROQ	IF Bancorp, Inc.	IL	0.11%	1.11%	0.75%	1.57%	1.20%	76.56%	67.27%	$357	0.11%
JXSB	Jacksonville Bancorp, Inc.	IL	0.13%	0.93%	0.69%	1.36%	1.62%	118.93%	102.40%	$493	0.27%
LPSB	La Porte Bancorp, Inc.	IN	0.06%	2.12%	0.98%	3.49%	1.25%	35.58%	34.54%	$281	0.10%
MCBK	Madison County Financial, Inc.	NE	0.00%	0.14%	0.14%	0.18%	2.95%	NM	NM	$0	0.00%
PBSK	Poage Bankshares, Inc.	KY	0.33%	0.97%	1.74%	0.87%	0.59%	68.37%	44.43%	$233	0.10%
UCBA	United Community Bancorp	IN	0.13%	2.73%	1.76%	5.39%	2.21%	41.01%	38.98%	$353	0.14%
WAYN	Wayne Savings Bancshares, Inc.	OH	0.03%	2.22%	1.09%	3.06%	1.04%	33.88%	29.80%	$868	0.33%
WBKC	Wolverine Bancorp, Inc.	MI	0.14%	1.68%	1.37%	1.72%	2.80%	162.46%	148.98%	$(192)	-0.07%

(1)  Includes TDRs for the Company and the Peer Group.

(2)  Net loan chargeoffs are shown on a last twelve month basis.

(3) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial, LC and RP® Financial, LC. calculations.  The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

III.15

receivable equaled 1.44% for the Company, versus 1.53% for the Peer Group.  Net loan charge-offs were a slightly larger factor for the Peer Group, as the Company and the Peer Group recorded net charge-offs equal to 0.13% and 0.17% of loans, respectively.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

III.16

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Equitable Financial’s operations and financial condition; (2) monitor Equitable Fnancial’s operations and financial condition relative to the Peer Group to identify any fundamental

IV.1

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Equitable Financial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally.  If, during the conversion process, material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Equitable Financial’s value, or Equitable Financial’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.                                      Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

IV.2

quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•                  Overall A/L Composition.  In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments.  Diversification into higher risk and higher yielding types of loans was more significant for the Company, while the Peer Group maintained a slightly higher concentration of 1-4 family loans.  Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio.  Equitable Financial’s funding composition reflected a higher level of deposits and a slightly lower level of borrowings relative to the comparable Peer Group measures, which translated into a similar cost of funds for the Company and the Peer Group.  Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company.  After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be comparable to or slightly exceed the Peer Group’s IEA/IBL ratio.  On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•                  Credit Quality.  The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group.  In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and slightly lower loss reserves as a percent of loans.  Net loan charge-offs as a percent of loans were slightly higher for the Peer Group.  The Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio.  Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•                  Balance Sheet Liquidity.  The Company operated with a lower level of cash and investment securities relative to the Peer Group (11.03% of assets versus 30.35% for the Peer Group).  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments.  The Company was viewed as having similar future borrowing capacity relative to the Peer Group, based on the similar levels of borrowings currently funding the Company’s and the Peer Group’s assets.  Overall, RP Financial concluded that balance sheet liquidity was a slightly negative factor in our adjustment for financial condition.

•                  Funding Liabilities.  The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a slightly lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a similar cost of funds for the Company and the Peer Group.  Total interest-bearing liabilities as a percent of assets were higher for the Company.  Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a ratio that is comparable to or lower than the Peer Group’s ratio of interest-bearing liabilities as a percent of assets.  Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

IV.3

•                  Capital.  The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group.  Following the stock offering, Equitable Financial’s pro forma tangible capital position is expected to be comparable to or slightly exceed the Peer Group’s tangible equity-to-assets ratio.  The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.  At the same time, the Company’s more significant capital surplus will likely result in a lower ROE.  On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Equitable Financial’s balance sheet strength was considered to be similar to the Peer Group’s balance sheet strength and, thus, no adjustment was applied for the Company’s financial condition.

2.                                      Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

•                  Reported Earnings.  The Company’s and the Peer Group’s reported earnings were fairly similar on a ROAA basis (0.57% of average assets versus 0.69% for the Peer Group), as the Company’s earnings advantages with respect to net interest income, non-interest operating income and effective tax rate were more than offset by the Peer Group’s earnings advantage with respect to operating expenses.  Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering.  Overall, the Company’s pro forma reported earnings were considered to be comparable to the Peer Group’s earnings and, thus, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•                  Core Earnings.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings.  The Company maintained a higher net interest income ratio, a higher operating expense ratio and a higher level of non-interest operating income.  The Company’s more favorable net interest income ratio and less favorable operating expense ratio translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.87x versus 1.14x for the Peer Group).  Similarly, the Company’s efficiency ratio of 83.30% was less favorable than the Peer Group’s efficiency ratio of 73.49%.  Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings.  Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be

IV.4

somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain slightly less favorable than the Peer Group’s core earnings.  Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a higher degree of volatility was associated with the Company’s net interest margin.  Measures of balance sheet interest rate risk, such as capital and IEA/IBL asset ratios were more favorable for the Peer Group.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be comparable to or slightly exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings

•                  Credit Risk.  Loan loss provisions were a similar factor in the Company’s and the Peer Group’s earnings (0.12% of average assets versus 0.14% of average assets for the Peer Group).  In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Company.  The Company’s credit quality measures generally implied a higher degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group.  Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment.  Second, the infusion of stock proceeds will provide the Company with similar growth potential through leverage as currently maintained by the Peer Group.  Third, the Company’s higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•                  Return on Equity.  Currently, the Company’s core ROE approximates the Peer Group’s core ROE.  As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will initially be lower than the Peer Group’s core ROE.  Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Equitable Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

IV.5

3.                                      Asset Growth

Comparative asset growth rates for the Company and the Peer Group showed an 11.95% increase in the Company’s assets, versus a 10.74% increase in the Peer Group’s assets.  The Peer Group’s similar asset growth rate was attributable to acquisition related growth by two of the Peer Group companies.  Asset growth for the Company was sustained by an 18.84% increase in loans, which was partially funded with cash and investments.  Comparatively, the Peer Group’s asset growth showed a lower loan growth rate of 13.12% and was supplemented with an increase in cash and investments.  Overall, the Company’s recent asset growth trends, particularly in terms of organic growth, would tend to be viewed more favorably than the Peer Group’s asset growth trends in terms of supporting future earnings growth.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will approximate or slightly exceed the Peer Group’s tangible equity-to-assets ratio, indicating similar leverage capacity for the Company.  On balance, a slight upward adjustment was applied for asset growth.

4.                                      Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  Operating in the eastern and central markets of southern Nebraska, the Company serves a mostly rural market area with the exception of Omaha where the Company maintains one branch office.  Hall County, where the Company maintains its main office and largest branch presence, experienced relatively strong population growth during the 2010 to 2014 period.  Hall County’s population is forecasted to increase at a similar rate over the next five years.  Hall County’s December 2014 unemployment rate was slightly above the comparable unemployment rate for Nebraska, but was well below the comparable U.S. unemployment rate.

The majority of the Peer Group companies operate in markets with similarly sized populations as Hall County.  Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were well below Hall County’s population growth rate in recent years.  Hall County has a lower per capita income compared to the average per capita income of the Peer Group’s primary market area counties and the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to Hall County, which had a comparatively lower per capita income

IV.6

compared to Nebraska’s per capita income.  The Company’s competitive position in its primary market area, as indicated by deposit market share, was viewed to be not as strong as maintained by the Peer Group companies in general.  Equitable Financial’s deposit market share equaled 5.2% in Hall County, versus a 23.1% average and a 21.8% median deposit market shares indicated for the Peer Group companies in their respective primary market area counties.  Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3.  As shown in Table 4.1, December 2014 unemployment rates for ten out of the eleven primary market area counties served by the Peer Group companies were higher than the December 2014 unemployment rate for Hall County.  On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Equitable Financial Corp. and the Peer Group Companies(1)

		December 2014
	County	Unemployment

Equitable Financial Corp. - NE	Hall	3.2%

Peer Group Average		5.1%

Cheviot Financial Corp. — OH	Hamilton	4.0
First Capital, Inc. - IN	Harrison	5.3
First Fed of N. Michigan — MI	Alpena	6.4
IF Bancorp, Inc. - IL	Iroquois	5.6
Jacksonville Bancorp, Inc. — IL	Morgan	6.0
La Porte Bancorp, Inc. - IN	La Porte	8.0
Madison County Financial, Inc. - NE	Madison	2.6
Poage Bankshares, Inc. - KY	Boyd	5.3
United Community Bancorp - IN	Dearborn	5.3
Wayne Savings Bancshares - OH	Wayne	3.7
Wolverine Bancorp, Inc. — MI	Midland	4.4

(1)         Unemployment rates are not seasonally adjusted.

Source:  SNL Financial.

IV.7

5.                                      Dividends

At this time the Company has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Ten out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.60% to 3.56%.  The average dividend yield on the stocks of the Peer Group institutions was 1.63% as of February 6, 2015.  Comparatively, as of February 6, 2015, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.81%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  On balance, we concluded that no adjustment was warranted for this factor.

6.                                      Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All of the Peer Group companies trade on NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $21 million to $96 million as of February 6, 2015, with average and median market values both equal to $58 million.  The shares issued and outstanding of the Peer Group companies ranged from 1.8 million to 6.7 million, with average and median shares outstanding equal to 3.8 million and 3.7 million, respectively.  The Company’s second-step stock offering is expected to provide for a pro forma market value that will in the lower end of the Peer Group’s ranges for market value and shares outstanding.  Following the second-step conversion, the Company’s stock will be traded on NASDAQ.  Overall, we anticipate that the Company’s stock will have a less liquid trading market compared to the stocks of the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.

IV.8

7.                                      Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Equitable Financial:  (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in Nebraska; and (D) the market for the public stock of Equitable Financial.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.                                    The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays various stock price indices for thrifts.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. At the start of the third quarter of 2014, the Dow Jones Industrial Average (“DJIA”) closed above 17000 for the first time as better-than-expected job growth reflected in June employment report contributed to stock market gains.  The DJIA retreated back under 17000 following the record close, as caution prevailed ahead of the second quarter earnings season.  Some better-than-expected earnings reports coming out of the banking and technology sectors helped to propel the DJIA to record highs in mid-July.  Global tensions in Ukraine and the Middle East pressured stocks lower heading into late-July.  Stocks tumbled lower at the end of July, as worries about the global economy, including Europe’s prolonged economic slump and Argentina defaulting on its debt, translated into a broad-based sell-off.  In the first full trading week of August, weaker—than-expected job growth reflected in the July employment report and ongoing geopolitical concerns pushed the DJIA to its lowest close since late-April which was followed by the DJIA rebounding on the last trading day of the week.  Following the first week of August, the broader stock market generally drifted

IV.9

higher through the balance of August as investors were encouraged by the absence of more negative geopolitical news coming out of the Middle East and Ukraine along with a favorable report on housing starts for July.  The S&P 500 closed above 2000 for the first time in late-August.  Stocks traded higher to close out the first week of September, as weaker-than-expected job growth reflected in the August employment report lessened expectations of a near term rate hike by the Federal Reserve.  Escalating tensions in Ukraine and the upcoming meeting of the Federal Reserve weighed on the stock market heading into mid-September.  Reassuring comments from the Federal Reserve that short-term rates will remain near zero for a “considerable time” contributed to the DJIA closing at a record high following the Federal Reserve’s mid-September policy meeting.  Concerns about the pace of China’s economic growth and some favorable economic reports on the U.S. economy provided for an up and down stock market at the close of third quarter.

Volatility continued to prevail in the broader stock market at the start of the fourth quarter of 2014, with concerns about a softening global economy contributing to a sell-off at the beginning of the fourth quarter that was followed by a rebound supported by a favorable employment report for September.  Heightened concerns over slowing economic growth in Europe, a disappointing retail sales report for September and the uncertain outlook for third quarter earnings fueled a sharp decline in the broader stock market in mid-October, with the DJIA declining 5% over five trading sessions.  Stocks rallied following the sell-off with such factors as some favorable third quarter earnings reports, increased expectations that the European Central Bank would increase stimulus, a rise in U.S. consumer sentiment in October and an increase in September housing starts contributing to the gains.  The upward trend in the broader stock market continued into the first half of November, with the DJIA closing at record highs for five consecutive trading sessions following the mid-term election.  The positive trend in the broader stock market continued during the second half of November and into early-December, as investors cheered China’s rate cut.  Led by a rebound in big energy stocks and a favorable employment report for November, the DJIA and S&P 500 closed at record highs in early-December.  Pressured by steepening decline in oil prices and fresh signs of economic weakness in Europe and Japan, stocks retreated heading into mid-December.  The Federal Reserve’s pledge to be patient when it comes to raising interest rates and stronger-than-expected third quarter GDP growth helped stocks to rally in the second half of December.  The DJIA closed above 18000 for the first time on December 23, 2014 and posted gains for seven consecutive trading sessions through December 26, 2014.  Stocks retreated at the close of

IV.10

2014, which was largely attributable to profit taking.

Stocks tumbled at the start of 2015, as oil fell below $50 per barrel and fresh worries about Europe’s economy stoked fears of deflation.  A rebound in oil prices supported a two day rebound in the broader stock market, which was followed by a downward trend through mid-January.  Factors contributing to the downturn included a further drop in oil prices, a weak reading for December wage growth, disappointing retail sales for December and lackluster fourth quarter earnings results posted by some of the nation’s largest banks.  After five consecutive sessions of losses, some upbeat reports on the U.S. economy, a rebound in energy shares and a new round of stimulus efforts proposed by the European Central Bank contributed to a stock market rally heading into the second half of January.  Volatility prevailed in the broader stock at the end of January and into early-February, as investors reacted to mixed earnings reports, fluctuating oil prices and weaker-than-expected fourth quarter GDP growth.  Higher oil prices contributed to stocks closing out the first week of trading in February with a net gain.  On February 6, 2015, the DJIA closed at 17824.29, an increase of 14.0% from one year ago and no change year-to-date, and the NASDAQ closed at 4744.40, an increase of 16.9% from one year ago and an increase of 0.2% year-to-date.  The Standard & Poor’s 500 Index closed at 2055.47 on February 6, 2015, an increase of 15.9% from one year ago and a decrease of 0.2% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters. The favorable employment report for June boosted thrift stocks, along with the broader stock market, at the start of the third quarter of 2014.  Financial shares eased lower ahead of the second quarter earnings season.  Mixed second earnings reports coming out of the banking sector provided for a narrow trading range for thrift shares through mid-July.  Thrift stocks faltered along with stocks in general heading into the second half of July, as investors moved to safe haven investments on reports of a Malaysian airliner being shot down and Israel’s invasion of Gaza.  Merger activity in the banking sector helped to lift thrift stocks heading into late-July.  Thrift shares traded lower to close out July and at the start of August, as concerns that an improving U.S. economy could prompt the Federal Reserve to raise rates sooner than expected weighed on interest rate sensitive issues.  In the first full week trading in August, thrift shares stabilized and then rebounded along with the broader stock market to close out the week.  Thrift stocks edged higher along with the broader stock market during the last three weeks of August, with the favorable report for July housing starts contributing to stock market gains in the thrift sector.  Investors shrugged off the disappointing employment report for August, as the thrift

IV.11

sector showed little movement during the first two weeks of September.  Financial shares edged higher following the Federal Reserve’s mid-September policy meeting, based on comments that the Federal Reserve was staying the course regarding interest rate monetary policies.  Concerns about a global economic slowdown dragged bank and thrift stocks lower at the close of the third quarter.

Financial shares traded in line with the broader stock market in early-October 2014, initially trading lower on the global economic outlook and then rebounding in response to September employment data showing stronger-than-expected job growth.  The rebound was short-lived, as the financial sector participated in the broader stock market sell-off in mid-October.  Third quarter earnings releases posted by some of the big banks showed net interest margins continued to be squeezed by low interest rates.  Some favorable reports on September housing starts and existing home sales helped thrift stocks to rebound modestly following the sell-off.  Thrift stocks participated in the broader stock market rally that extended into mid-November, as the Federal Reserve’s late-October policy statement repeated its pledge to keep interest rates low for the foreseeable future and indicated a brighter economic outlook.  Signs of financial sector merger activity picking up also contributed to the gains in thrift stocks heading into mid-November.  Thrift shares traded in a narrow range during the second half of November and then retreated at the start of December, as disappointing economic reports coming out of China and Europe impacted the broader stock market.  November’s favorable employment report boosted the thrift sector at the close of the first week of December, which was followed by a downturn in financial shares going into mid-December as the prolonged slump in oil prices raised doubts about the health of the global economy and sparked a sell-off in the broader stock market.  Financial shares rebounded along with the broader stock market during the second half of December, as the Federal Reserve’s comments on remaining patient with its approach to future rate increases were well received by bank investors.

Thrift stocks followed the broader stock market lower during the first half of January 2015, as a weak report for December retail sales and fourth quarter bank earnings showing net interest margins continued to be squeezed depressed financial stocks in general.  The broader stock market rally at the start of the second half of January boosted thrift shares as well.  Financial shares rallied heading into late-January in response to Royal Bank of Canada’s $5.4 billion acquisition of City National.  Thrift stocks retreated at the close of January and then rebounded during the first week of February, as investors reacted to some encouraging news on home prices, the January employment report showing strong-than-expected job growth and

IV.12

signs of acquisition activity heating up in the banking sector.  On February 6, 2015, the SNL Index for all publicly-traded thrifts closed at 727.1, an increase of 8.0% from one year ago and a decrease of 1.6% year-to-date.

B.                                    The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversions and two second-step conversion have been completed during the past three months.  For purposes of comparable data in connection with the valuation of the Company, recent second-step conversion offerings are viewed to be the most relevant.  The average closing pro forma price/tangible book ratio of the two recent second-step conversion offerings equaled 75.50%.  On average, the two second-step conversion offerings had price appreciation of 6.00% after their first week of trading.  As of February 6, 2015, the two recent second-step conversion offerings showed an average price increase of 8.60% from their respective IPO prices.

Shown in Table 4.3 are the current pricing ratios for the three fully-converted offerings completed during the past three months and trade on NASDAQ, which includes Beneficial Bancorp’s second-step offering.  The current average P/TB ratio of the NASDAQ traded, fully-converted recent conversions equaled 93.95%, based on closing stock prices as of February 6, 2015.

IV.13

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

													Insider Purchases
											Contribution to		% Off Incl. Fdn.+Merger Shares
			Pre-Conversion Data				Offering Information				Char. Found.
Institutional Information			Financial Info.		Asset Quality		Excluding Foundation					% of	Benefit Plans
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)

Standard Conversions
First Northwest Bancorp - WA*	1/30/15	FNWB-NASDAQ	$788	10.39%	0.80%	137%	$121.7	100%	132%	2.7%	C/S	$400K/7.12%	8.0%	4.0%	10.0%	1.1%
MW Bancorp, Inc. - OH	1/30/15	MWBC-OTC Pink	$90	9.75%	1.70%	115%	$8.8	100%	103%	12.7%	N.A.	N.A.	8.0%	4.0%	10.0%	14.3%
MB Bancorp, Inc. - MD	12/30/14	MBCQ-OTC Pink	$136	12.75%	3.02%	43%	$21.2	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.7%
	Averages - Standard Conversions:		$338	10.96%	1.84%	98%	$50.5	100%	123%	6.8%	N.A.	N.A.	8.0%	4.0%	10.0%	6.0%
	Medians - Standard Conversions:		$136	10.39%	1.70%	115%	$21.2	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.7%

Second Step Conversions
Ben Franklin Financial, Inc. - IL	1/22/15	BFFI-OTCQB	$87	9.96%	2.38%	95%	$3.9	56%	92%	28.4%	N.A.	N.A.	7.0%	3.0%	10.0%	7.2%
Beneficial Bancorp, Inc. - PA*	1/13/15	BNCL-NASDAQ	$4,360	14.03%	0.86%	146%	$503.8	61%	92%	1.7%	N.A.	N.A.	4.0%	4.0%	10.0%	0.2%
	Averages - Second Step Conversions:		$2,224	12.00%	1.62%	121%	$253.9	59%	92%	15.1%	N.A.	N.A.	5.5%	3.5%	10.0%	3.7%
	Medians - Second Step Conversions:		$2,224	12.00%	1.62%	121%	$253.9	59%	92%	15.1%	N.A.	N.A.	5.5%	3.5%	10.0%	3.7%

Mutual Holding Companies(6)
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	C/S	2%/6%	11.2%	5.6%	14.0%	8.4%
	Averages - MHC Conversions:		$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	N.A.	N.A.	11.2%	5.6%	14.0%	8.4%
	Medians - MHC Conversions:		$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	N.A.	N.A.	11.2%	5.6%	14.0%	8.4%
	Averages - All Conversions:		$1,092	11.38%	1.75%	107%	$131.9	83%	110%	10.1%	N.A.	N.A.	7.0%	3.8%	10.0%	5.1%
	Medians - All Conversions:		$136	10.39%	1.70%	115%	$21.2	100%	103%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.7%

												Post-IPO Pricing Trends
				Pro Forma Data								Closing Price:
Institutional Information			Initial	Pricing Ratios(2)(5)				Financial Charac.				First		After		After
	Conversion		Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(3)	Chge	Month(4)	Chge	2/6/15	Chge
			(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
First Northwest Bancorp - WA*	1/30/15	FNWB-NASDAQ	0.00%	69.9%	64.6	x	14.7%	0.2%	21.0%	1.1%	$10.00	$12.18	21.8%	$12.49	24.9%	$12.49	24.9%	$12.49	24.9%
MW Bancorp, Inc. - OH	1/30/15	MWBC-OTC Pink	0.00%	56.9%	NM		9.0%	-0.5%	15.9%	-3.4%	$10.00	$11.50	15.0%	$12.00	20.0%	$12.00	20.0%	$12.00	20.0%
MB Bancorp, Inc. - MD	12/30/14	MBCQ-OTC Pink	0.00%	60.6%	NM		13.8%	-1.3%	22.7%	-5.9%	$10.00	$10.45	4.5%	$10.59	5.9%	$10.55	5.5%	$10.60	6.0%
	Averages - Standard Conversions:		0.00%	62.4%	64.6	x	12.5%	-0.5%	19.9%	-2.7%	$10.00	$11.38	13.8%	$11.69	16.9%	$11.68	16.8%	$11.70	17.0%
	Medians - Standard Conversions:		0.00%	60.6%	64.6	x	13.8%	-0.5%	21.0%	-3.4%	$10.00	$11.50	15.0%	$12.00	20.0%	$12.00	20.0%	$12.00	20.0%
Second Step Conversions
Ben Franklin Financial, Inc. - IL	1/22/15	BFFI-OTCQB	0.00%	62.8%	NM		7.8%	-1.8%	12.4%	-14.2%	$10.00	$10.11	1.1%	$10.45	4.5%	$10.30	3.0%	$10.30	3.0%
Beneficial Bancorp, Inc. - PA*	1/13/15	BNCL-NASDAQ	0.00%	88.2%	57.9	x	17.2%	0.3%	20.0%	1.3%	$10.00	$10.82	8.2%	$10.75	7.5%	$11.41	14.1%	$11.41	14.1%
	Averages - Second Step Conversions:		0.00%	75.5%	57.9	x	12.5%	-0.7%	16.2%	-6.4%	$10.00	$10.47	4.7%	$10.60	6.0%	$10.86	8.6%	$10.86	8.6%
	Medians - Second Step Conversions:		0.00%	75.5%	57.9	x	12.5%	-0.7%	16.2%	-6.4%	$10.00	$10.47	4.7%	$10.60	6.0%	$10.86	8.6%	$10.86	8.6%
Mutual Holding Companies(6)
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	0.00%	57.6%	29.66		16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$11.85	18.5%
	Averages - MHC Conversions:		0.00%	57.6%	29.7	x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$11.85	18.5%
	Medians - MHC Conversions:		0.00%	57.6%	29.7	x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$11.85	18.5%
	Averages - All Conversions:		0.00%	67.7%	61.2	x	12.5%	-0.6%	18.4%	-4.2%	$10.00	$11.01	10.1%	$11.26	12.6%	$11.35	13.5%	$11.36	13.6%
	Medians - All Conversions:		0.00%	62.8%	61.2	x	13.8%	-0.5%	20.0%	-3.4%	$10.00	$10.82	8.2%	$10.75	7.5%	$11.41	14.1%	$11.41	14.1%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  As a percent of MHC offering for MHC transactions.

(2)  Does not take into account the adoption of SOP 93-6.

(3)  Latest price if offering is less than one week old.

(4)  Latest price if offering is more than one week but less than one month old.

(5)  Mutual holding company pro forma data on full conversion basis.

(6)  Simultaneously completed acquisition of another financial institution.

(7)  Simultaneously converted to a commercial bank charter.

(8) Former credit union.

February 6, 2015

IV.14

Table 4.3

Market Pricing Comparatives

Prices As of February 6, 2015

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies		$16.79	$448.26	$0.96	$15.78	17.31	x	105.72%	13.63%	113.89%	16.50	x	$0.30	1.81%	49.60%	$3,165	13.47%	12.90%	2.02%	0.67%	5.60%	0.72%	5.82%
Converted Last 3 Months (no MHC)		$11.95	$553.70	$0.16	$13.60	69.06	x	87.90%	18.95%	93.95%	75.19	x	$0.00	0.00%	0.00%	$2,801	21.56%	20.49%	0.83%	0.28%	1.30%	0.27%	1.21%

Converted Last 3 Months (no MHC)
FNWB	First Northwest Bancorp	$12.49	$163.62	$0.15	$14.31	78.06	x	87.28%	18.31%	87.28%	83.27	x	$0.00	0.00%	0.00%	$788	20.98%	20.97%	0.80%	0.24%	1.15%	0.23%	1.08%
BNCL	Beneficial Bancorp, Inc.	$11.41	$943.78	$0.17	$12.89	60.05	x	88.52%	19.60%	100.62%	67.12	x	$0.00	0.00%	0.00%	$4,814	22.14%	20.01%	0.86%	0.32%	1.44%	0.30%	1.34%

(1)  Average of High/Low or Bid/Ask price per share.

(2)  EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)  Indicated 12 month dividend, based on last quarterly dividend declared.

(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:       SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

IV.15

C.                                    The Acquisition Market

Also considered in the valuation was the potential impact on Equitable Financial’s stock price of recently completed and pending acquisitions of other financial institutions operating in Nebraska.  As shown in Exhibit IV-4, there were 24 acquisitions of Nebraska based thrifts and banks completed from the beginning of 2011 through February 6, 2015 and there are currently two acquisitions pending for a Nebraska financial institution.  The recent acquisition activity involving Nebraska financial institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Equitable Financial’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Equitable Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.                                    Trading in Equitable Financial’s Stock

Since Equitable Financial’s minority stock is currently quoted under the symbol “EQFC” on the OTC Pink tier, RP Financial also considered the recent trading activity in the valuation analysis.  Equitable Financial had a total of 3,183,004 shares issued and outstanding at December 31, 2014, of which 1,369,374 shares were held by public shareholders and traded as public securities.  The Company’s stock, which trades infrequently, showed a 52 week trading range of $3.95 to $7.00 per share and its closing price on February 6, 2015 was $6.00 per share.  There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company.  Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on speculation of a range of exchange ratios.  Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level.  As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue

IV.16

market for second-step conversions, the acquisition market, and recent trading activity in the Company’s minority stock.  Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.              Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management.  The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure.  The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.                                      Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Equitable Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

IV.17

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).  In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•                  P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches.  Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•                  P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

IV.18

•                  P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•                  Trading of EQFC stock.  Converting institutions generally do not have stock outstanding.  Equitable Financial, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering.  Since Equitable Financial’s stock is currently quoted on the OTC Pink tier, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation.  Based on the February 6, 2015 closing stock price of $6.00 per share and the 3,183,004 shares of Equitable Financial stock outstanding, the Company’s implied market value of $19.1 million was considered in the valuation process.  However, since the Company’s stock is thinly traded, the conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of Equitable Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will slightly increase equity.  At December 31, 2014, the MHC had pro forma net assets of $34,000, which has been added to the Company’s December 31, 2014 pro forma equity to reflect the consolidation of the MHC into the Company’s operations.  Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.07%.  Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 43.02% to 42.95% and the MHC’s ownership interest was increased from 56.98% to 57.05%.

IV.19

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 6, 2015, the aggregate pro forma market value of Equitable Financial’s conversion stock equaled $21,034,880 at the midpoint, equal to 2,629,360 shares at $8.00 per share.  The $8.00 per share price was determined by the Equitable Financial Board.  The midpoint and resulting valuation range is based on the sale of a 57.05% ownership interest to the public, which provides for a $12,000,000 public offering at the midpoint value.

1.                                      Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Company’s reported earnings equaled $1.048 million for the twelve months ended December 31, 2014 and were viewed to be representative of the Company’s core earnings as well.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $21.0 million midpoint value both equaled 20.63x, indicating premiums of 7.22% and 5.85% relative to the Peer Group’s average reported and core earnings multiples of 19.24x and 19.49x, respectively (see Table 4.4).  In comparison to the Peer Group’s median reported and core earnings multiples of 17.46x and 17.20x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 18.16% and 19.94%, respectively.  The Company’s pro forma P/E ratios at the minimum and the super maximum equaled 17.49x and 27.45x, respectively.

2.              Price-to-Book (“P/B”).  The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  Based on the $21.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 69.14%.  In comparison to the average P/B and P/TB ratios for the Peer Group of 90.53% and 96.00%, the Company’s ratios reflected discounts of 23.63% on a P/B basis and 27.98% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios of 88.14% and 95.73%,respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value

IV.20

Table 4.4

Public Market Pricing Versus Peer Group

Equitable Financial Corp. and the Comparables

As of February 6, 2015

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange		Offering
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio		Range
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)		($Mil)
Equitable Financial Corp.		NE
Super Maximum			$8.00	$27.82	$0.29	$9.75	27.45	x	82.05%	13.17%	82.05%	27.45	x	$0.00	0.00%	0.00%	$211	16.05%	16.05%	2.32%	0.48%	2.99%	0.48%	2.99%	1.0907	x	$15.87
Maximum			$8.00	$24.19	$0.34	$10.59	23.79	x	75.54%	11.55%	75.54%	23.79	x	$0.00	0.00%	0.00%	$209	15.30%	15.30%	2.34%	0.49%	3.17%	0.49%	3.17%	0.9484	x	$13.80
Midpoint			$8.00	$21.03	$0.39	$11.57	20.63	x	69.14%	10.13%	69.14%	20.63	x	$0.00	0.00%	0.00%	$208	14.64%	14.64%	2.36%	0.49%	3.35%	0.49%	3.35%	0.8247	x	$12.00
Minimum			$8.00	$17.88	$0.46	$12.88	17.49	x	62.11%	8.67%	62.11%	17.49	x	$0.00	0.00%	0.00%	$206	13.97%	13.97%	2.38%	0.50%	3.55%	0.50%	3.55%	0.7910	x	$10.20

All Non-MHC Public Companies(6)
Averages			$16.79	$448.26	$0.96	$15.78	17.31	x	105.72%	13.63%	113.89%	16.50	x	$0.30	1.81%	49.60%	$3,165	13.47%	12.90%	2.02%	0.67%	5.60%	0.72%	5.82%
Median			$13.88	$114.72	$0.81	$14.54	15.41	x	98.46%	12.76%	102.24%	15.10	x	$0.24	1.48%	40.91%	$980	12.70%	11.63%	1.38%	0.65%	5.29%	0.72%	5.27%

All Non-MHC State of NY(6)
Averages			$19.02	$57.68	$1.01	$19.99	19.41	x	95.15%	20.00%	96.84%	18.78	x	$0.24	1.26%	24.49%	$291	21.02%	20.73%	0.15%	0.99%	4.54%	1.03%	4.69%
Medians			$19.02	$57.68	$1.01	$19.99	19.41	x	95.15%	20.00%	96.84%	18.78	x	$0.24	1.26%	24.49%	$291	21.02%	20.73%	0.15%	0.99%	4.54%	1.03%	4.69%
State of NE (7)
MCBK	Madison County Financial, Inc.	NE	$19.02	$57.68	$1.01	$19.99	19.41	x	95.15%	20.00%	96.84%	18.78	x	$0.24	1.26%	24.49%	$291	21.02%	20.73%	0.15%	0.99%	4.54%	1.03%	4.69%

Comparable Group
Averages			$16.34	$57.54	$0.90	$17.86	19.24	x	90.53%	13.40%	96.00%	19.49	x	$0.26	1.63%	38.56%	$429	14.78%	14.04%	1.52%	0.71%	5.01%	0.71%	5.06%
Medians			$14.99	$58.19	$0.81	$17.21	17.46	x	88.14%	13.67%	95.73%	17.20	x	$0.24	1.42%	30.19%	$418	15.23%	14.46%	1.23%	0.64%	4.69%	0.62%	4.84%

Comparable Group
CHEV	Cheviot Financial Corp.	OH	$14.35	$96.41	$0.36	$14.32	30.53	x	100.24%	16.88%	114.57%	NM		$0.36	2.51%	76.60%	$571	16.84%	14.67%	2.53%	0.53%	3.28%	0.41%	2.53%
FCAP	First Capital, Inc.	IN	$23.58	$64.62	$2.14	$21.10	11.62	x	115.02%	13.67%	127.22%	11.03	x	$0.84	3.56%	41.38%	$473	12.23%	11.06%	1.08%	1.23%	10.04%	1.24%	10.13%
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	$5.55	$20.68	$0.64	$8.04	10.67	x	69.01%	6.63%	72.27%	8.66	x	$0.08	1.44%	15.38%	$312	9.61%	9.22%	1.23%	0.77%	7.05%	0.77%	7.97%
IROQ	IF Bancorp, Inc.	IL	$16.70	$72.46	$0.79	$19.29	19.65	x	86.55%	13.18%	86.55%	21.11	x	$0.10	0.60%	11.76%	$550	15.23%	15.23%	1.11%	0.62%	4.19%	0.62%	4.10%
JXSB	Jacksonville Bancorp, Inc.	IL	$22.50	$40.47	$1.50	$25.02	13.64	x	89.93%	12.97%	95.73%	14.98	x	$0.32	1.42%	19.39%	$312	14.43%	13.67%	0.93%	0.95%	6.81%	0.87%	6.20%
LPSB	La Porte Bancorp, Inc.	IN	$12.60	$71.49	$0.81	$14.52	15.56	x	86.78%	13.79%	96.94%	15.64	x	$0.16	1.27%	19.75%	$519	15.89%	14.46%	2.12%	0.86%	5.38%	0.86%	5.35%
MCBK	Madison County Financial, Inc.	NE	$19.75	$59.89	$1.05	$20.35	19.36	x	97.06%	19.87%	98.71%	18.76	x	$0.24	1.22%	23.53%	$302	20.47%	20.20%	0.14%	1.01%	4.69%	1.04%	4.84%
PBSK	Poage Bankshares, Inc.	KY	$14.99	$58.19	$0.48	$17.21	NM		87.10%	14.13%	90.16%	30.96	x	$0.20	1.33%	100.00%	$412	16.22%	15.76%	0.97%	0.22%	1.30%	0.47%	2.76%
UCBA	United Community Bancorp	IN	$12.01	$55.66	$0.42	$15.27	27.30	x	78.63%	10.94%	83.97%	28.69	x	$0.24	2.00%	40.91%	$509	13.91%	12.86%	2.73%	0.40%	2.88%	0.38%	2.74%
WAYN	Wayne Savings Bancshares, Inc.	OH	$13.88	$38.96	$0.89	$14.25	14.61	x	97.39%	9.33%	101.77%	15.61	x	$0.36	2.59%	36.84%	$418	9.58%	9.21%	2.22%	0.64%	6.62%	0.60%	6.24%
WBKC	Wolverine Bancorp, Inc.	MI	$23.84	$54.08	$0.81	$27.05	29.43	x	88.14%	16.00%	88.14%	29.43	x	$0.00	0.00%	NM	$339	18.15%	18.15%	1.68%	0.55%	2.84%	0.55%	2.84%

(1)  Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35.0%

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

IV.21

reflected discounts of 21.56% and 27.782%, respectively.  At the super maximum of the range, the Company’s P/B and P/TB ratios both equaled 82.05%.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 9.37% and 14.53%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 6.91% and 14.29%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value.

3.                                      Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $21.0 million midpoint of the valuation range, the Company’s value equaled 10.13% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.40%, which implies a discount of 24.40% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 13.67%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 25.90%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, the two recently completed second-step offerings had an average forma price/tangible book ratio at closing of 75.50% (see Table 4.2).  In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 8.42%.

The most recent second-step offering that is comparable to Equitable Financial’s second-step offering was completed by Pathfinder Bancorp of New York, which closed in October 2014.  Pathfinder Bancorp’s offering closed at the top of its super range, with a second-

IV.22

step offering of $26.4 million and an aggregate pro forma market value of $43.5 million.  Pathfinder Bancorp’s pro forma price/tangible book ratio at closing equaled 86.73%.  In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 20.28%.  Pathfinder Bancorp’s closing stock price on February 6, 2015 was 1.1% below its IPO price.  Comparative pre-conversion financial data for Pathfinder Bancorp has been included in the Chapter III tables and show that, in comparison to Equitable Financial, Pathfinder Bancorp maintained a lower tangible equity-to-assets ratio (7.46% versus 10.35% for Equitable Financial Financial), a lower return on average assets (0.46% versus 0.57% for Equitable Financial and a lower ratio of non-performing assets (inclusive of accruing troubled debt restructurings) as a percent of assets (1.54% versus 2.48% for Equitable Financial).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 6, 2015, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $21,034,880 at the midpoint, equal to 2,629,360 shares at a per share value of $8.00.  The resulting range of value and pro forma shares, all based on $8.00 per share, are shown below.

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

			Exchange Shares
		Offering	Issued to Public	Foundation	Exchange
	Total Shares	Shares	Shareholders	Shares	Ratio

Shares
Maximum, as Adjusted	3,477,329	1,983,750	1,493,579	—	1.0907
Maximum	3,023,764	1,725,000	1,298,764	—	0.9484
Midpoint	2,629,360	1,500,000	1,129,360	—	0.8247
Minimum	2,234,956	1,275,000	959,956	—	0.7010

Distribution of Shares
Maximum, as Adjusted	100.00%	57.05%	42.95%	0.00%
Maximum	100.00%	57.05%	42.95%	0.00%
Midpoint	100.00%	57.05%	42.95%	0.00%
Minimum	100.00%	57.05%	42.95%	0.00%

Aggregate Market Value at $8 per share
Maximum, as Adjusted	$27,818,632	$15,870,000	$11,948,632	$—
Maximum	$24,190,112	$13,800,000	$10,390,112	$—
Midpoint	$21,034,880	$12,000,000	$9,034,880	$—
Minimum	$17,879,648	$10,200,000	$7,679,648	$—

IV.23

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Boards of Directors of the MHC and EQFC have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company).  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.8247 shares of the Company for every one public share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7010 at the minimum, 0.9484 at the maximum and 1.0907 at the super maximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

IV.24